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As filed with the Securities and Exchange Commission on April 30, 2003


                                                              File No. 811-21094

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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-1A

                          REGISTRATION STATEMENT UNDER
                       THE INVESTMENT COMPANY ACT OF 1940


                                 AMENDMENT NO. 1

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                         Transamerica Index Funds, Inc.
             (Exact Name of Registrant as Specified in its Charter)

                              570 Carillon Parkway
                          St. Petersburg, Florida 33716
                     (Address of Principal Executive Office)

Registrant's Telephone Number, including Area Code:  727/299-1824
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                              John K. Carter, Esq.
                     AEGON/Transamerica Fund Advisers, Inc.
                              570 Carillon Parkway
                          St. Petersburg, Florida 33716
                     (Name and Address of Agent for Service)

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                                EXPLANATORY NOTE

This Registration Statement is being filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. Beneficial interests in the series of Registrant are not registered under the Securities Act of 1933, as amended, because such interests will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of that Act. Investments in Registrant's series may only be made by certain institutional investors, whether organized within or without the United States (excluding individuals, S corporations, or partnerships). This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in any series of the Registrant.


This Registration Statement has been prepared as a single document consisting of Parts A, B and C, none of which is to be used or distributed as a stand-alone document.

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                                     PART A
                               Offering Memorandum

                         TRANSAMERICA INDEX FUNDS, INC.

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                                  INTRODUCTION


Transamerica Index Funds, Inc. (the "Fund") is registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"). The Fund offers shares of beneficial interest in multiple series, each of which has distinct investment objectives and policies. Investors may invest their assets in a portfolio or "series" of the Fund (each a "fund" and collectively, the "funds.") The Fund consists of two portfolios: Transamerica Large Cap Index and Transamerica Mid-Cap Index. This Part A includes Transamerica Large Cap Index and Transamerica Mid-Cap Index. Additional portfolios may be added in the future. NOTE: TRANSAMERICA LARGE CAP INDEX HAS NOT BEGUN OPERATIONS AS OF THE DATE OF THIS REGISTRATION STATEMENT.


The Fund does not offer its shares directly to the public; shares are offered on a no-load basis exclusively to various institutional investors (including other investment companies) as described in Item 4 below. An investor that is an investment company or other collective investment vehicle typically will have investment objectives and policies substantially similar to those of the portfolio in which it invests and typically will seek to achieve its investment objective by holding shares of a portfolio, instead of separately managing its own portfolio of investment securities and related assets.


Shares of the Fund are not offered publicly and, accordingly, are not registered under the Securities Act of 1933 (the "1933 Act"). Due to this, in accordance with paragraph 2 of Instruction B of the General Instructions to Form N-1A adopted by the Securities and Exchange Commission (the "SEC"), responses to Items 1, 2, 3, 5 and 9 have been omitted.

ITEMS 1, 2, 3:

Omitted.

ITEM 4: INVESTMENT OBJECTIVES, PRINCIPAL INVESTMENT STRATEGIES & RELATED RISKS


                          TRANSAMERICA LARGE CAP INDEX

INVESTMENT OBJECTIVE:      The fund seeks to generate returns similar to widely
                           accepted large-cap market indexes.


PRINCIPAL INVESTMENT
STRATEGIES:                The fund's Adviser, Transamerica Investment
                           Management, Inc. ("TIM") seeks to meet the fund's objective by investing at least 80% of the fund's total assets (defined as net assets plus the amount of any borrowing for investment purposes) in stocks that track the S&P 500 Composite Stock Index ("S&P
                           500"), a widely recognized unmanaged index of market performance which is composed of a sampling of the leading U.S. large cap companies. (Shareholders will be provided with at least 60 days' prior written notice of any changes in the 80% investment policy, and such notice will comply with the conditions set forth in any applicable SEC rule then in effect.)
                           This index is composed, on an average, of 500 common stocks reflecting widely held U.S. companies across a large spectrum of industries. It makes no attempt to forecast general market movements. This fund is also concentrated which means TIM may invest 25% or more of the fund's total assets in the groups of industries within the index. This fund uses indexing as its investment strategy. Indexing is an investment strategy for tracking, as closely as possible, the performance of a specified market benchmark, or "index." An index is an unmanaged group of securities whose overall performance is used as a standard to measure the investment performance of a particular market. There are many types of indexes; this fund uses the S&P 500.


                           The fund will seek to hold all, or a representative sample, of the securities that make up the S&P 500. The portfolio manager will invest using any one, or all, of common stocks, futures and exchange traded funds ("ETFs"). Unlike actively managed funds, index funds do not buy


                                       2
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                           and sell securities based on research and analysis.
                           Rather, this fund will attempt to mirror what the S&P 500 does, for better or worse.


                           REPLICATION METHOD. TIM will manage the fund by this method. It will seek to hold each security found in the S&P 500 in about the same proportion as represented in the index itself. For example, if 5% of the S&P 500 were made up of stocks of a specific company, the fund will seek to invest about 5% of its assets in that company.


RISKS: STOCK MARKET RISK. The fund is subject to stock market risk, which is the chance that the stock prices overall will decline over short or even long periods. Stock markets tend to move in cycles, with periods of rising prices and periods of falling prices.

                           SECURITY SELECTION RISK. The fund is subject to index sampling risk, which is the chance that the securities selected for a fund will not provide investment performance matching that of the target index. Index sampling risk should be low.


                           EXCHANGE TRADED FUNDS RISK. The risks of owning an ETF generally reflect the risks of owning the underlying securities they are designed to track, although lack of liquidity in an ETF could result in it being more volatile; and ETFs have management fees which increase their costs.

                           FUTURES RISK. Futures involve additional risks, which include inaccurate market predictions and prices that are highly volatile. Using them could lower fund return, and the potential loss from the use of futures can exceed a fund's initial investment in such contracts.

                           INDEX FUNDS RISK. An index fund will not always perform exactly like its target index. Like all mutual funds, this fund has operating expenses and transaction costs. Market indexes do not and, therefore, will usually have a slight performance advantage over funds that track them.


                           YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND!

INVESTOR PROFILE:          For the investor who wishes to participate in the
                           overall economy, as reflected by the domestic stock market. The investor should have the perspective, patience, and financial ability to take on average stock market volatility in pursuit of long-term capital growth.

                           TRANSAMERICA MID-CAP INDEX

INVESTMENT OBJECTIVE:      The fund seeks to generate returns similar to widely
                           accepted over-the-counter ("OTC") growth stock indexes.


PRINCIPAL INVESTMENT
STRATEGIES:                The fund's Adviser, Transamerica Investment
                           Management, LLC ("TIM") seeks to meet the fund's objective by normally investing at least 80% of the fund's total assets in approximately 100 common stocks in the NASDAQ 100 Index, reflecting widely held U.S. companies traded in the OTC market, across many industries. It makes no attempt to forecast general market movements. (Shareholders will be provided with at least 60 days' prior written notice of any changes in the 80% investment policy, and such notice will comply with the conditions set forth in any applicable SEC rule then in effect.) This index is composed, on an average, of 100 common stocks reflecting widely held U.S. companies across a large spectrum of industries. This fund is also concentrated, which means TIM may invest 25% or more of the fund's total assets in the groups of industries within the index.


                           This fund uses indexing as its investment strategy. Indexing is an investment strategy for tracking, as closely as possible, the performance of a specified market benchmark, or "index." An index is an unmanaged group of securities whose overall performance is used as a standard to measure the investment performance of a particular market.


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                           The fund will seek to hold approximately 100 common
                           stocks that are traded in the NASDAQ. TIM will seek to use the replication method to purchase stocks for this fund. Unlike actively managed funds, index funds do not buy and sell securities based on research and analysis. Rather, this fund will seek to mirror the growth OTC aggregate performance, for better or worse.


                           REPLICATION METHOD. TIM will seek to manage the fund by this method. It will seek to hold approximately 100 common stocks reflecting widely held US companies listed in the NASDAQ, across many industries. It will invest in any, or all, of common stocks, futures or exchange traded funds ("ETFs"). It will seek to invest the fund's assets in these stocks in the approximate proportion that the index invests in, like stocks in about the same proportion as represented in the index itself. For example, if 5% of an index was invested in a certain stock, TIM will invest 5% of the fund's assets in that stock.


RISKS: STOCK MARKET RISK. The fund is subject to stock market risk, which is the chance that the stock prices overall will decline over short or even long periods. Stock markets tend to move in cycles, with periods of rising prices and periods of falling prices.

                           SECURITY SELECTION RISK. The fund is subject to index sampling risk, which is the chance that the securities selected for a fund will not provide investment performance matching that of the target index. Index sampling risk should be low.


                           EXCHANGE TRADED FUNDS RISK. The risks of owning an ETF generally reflect the risks of owning the underlying securities they are designed to track, although lack of liquidity in an ETF could result in it being more volatile and ETFs have management fees which increase their costs.

                           FUTURES RISK. Futures involve additional risks, which include inaccurate market predictions and prices that are highly volatile. Using them could lower fund return, and the potential loss from the use of futures can exceed a fund's initial investment in such contracts.

                           MID-CAP STOCK RISK. Mid-cap companies present additional risks because their earnings are less predictable; their share price more volatile; and their securities less liquid than larger, more established companies.

                           INDEX FUNDS RISK. An index fund will not always perform exactly like its target index. Like all mutual funds, this fund has operating expenses and transaction costs. Market indexes do not and, therefore, will usually have a slight performance advantage over funds that track them.


                           YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND!

INVESTOR PROFILE: For the investor who wishes to participate in the overall economy, as reflected by the domestic stock market. The investor should have the perspective, patience, and financial ability to take on average stock market volatility in pursuit of long-term capital growth.

EXPLANATION OF STRATEGIES AND RISKS

In the discussions of the individual funds on the preceding pages, you found descriptions of the principal strategies and risks associated with each fund. For the best understanding of your fund, first read the pages that describe the fund that interests you. Then refer to this section and read additional information about the fund. For even more information, please see the SAI which is available upon request. See the back cover of this prospectus for information on how to order the SAI.

The Fund's Board of Directors, which oversees the Fund's management, may change investment objectives or strategies and policies in the interest of shareholders without a shareholder vote, unless those strategies or policies are designated as fundamental. (Note that the investment objective is non-fundamental and may be changed without shareholder vote.)

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DIVERSIFICATION

The 1940 Act classifies investment companies as either diversified or non-diversified. Each fund is non-diversified. Diversification is the practice of spreading a fund's assets over a number of issuers to reduce risk. A non-diversified fund has the ability to take larger positions in fewer issuers. Because the appreciation or depreciation of a single security may have a greater impact on the net asset value of a non-diversified fund, its share price can be expected to fluctuate more than a diversified fund.


A "non-diversified" fund has the ability to take larger positions in a smaller number of issuers. To the extent a fund invests a greater portion of its assets in the securities of a smaller number of issuers, it may be more susceptible to any single economic, political or regulatory occurrence than a diversified fund and may be subject to greater loss with respect to its portfolio securities. However, to meet federal tax requirements at the close of each quarter, the fund may not have more than 25% of its total assets invested in any one issuer, and with respect to 50% of its total assets, not more than 5% of its total assets invested in any one issuer.

Diversified funds are subject to the following diversification requirements:

- As a fundamental policy, with respect to 75% of the total assets of a fund, the fund may not own more than 10% of the outstanding voting shares of any issuer (other than U.S. government securities) as defined in the 1940 Act and, with respect to some funds, in other types of cash items.

- As a fundamental policy with respect to 75% of the total assets of a fund, the fund will not purchase a security of any issuer if such would cause the fund's holdings of that issuer to amount to more than 5% of the fund's total assets.

Each fund reserves the right to become a diversified investment company (as defined by the 1940 Act).

CONCENTRATION

If a fund invests 25% or more of its assets in the securities of issuers in a single industry, the fund is concentrating in that industry. If a fund states its intention to concentrate in a particular industry, it would be expected to be at least 25% invested in securities of issuers in that industry unless adverse economic conditions temporarily reduce the value of its assets so invested. Each fund may concentrate in one or more industries to the extent that its benchmark is so concentrated.


INVESTING IN COMMON STOCKS

Many factors cause common stocks to go up and down in price. A major factor is the financial performance of the company that issues the stock. Other factors include the overall economy, condition in a particular industry, and monetary factors like interest rates. When your fund holds stocks, there is a risk that some or all of them may be down in price when you choose to sell fund shares, causing you to lose money. This is called market risk.

VOLATILITY

The more an investment goes up and down in price, the more volatile it is said to be. Volatility increases the market risk because even though your fund may go up more than the market in good times, it may also go down more than the market in bad times. If you decide to sell when a volatile fund is down, you could lose more. Price changes may be temporary and for extended periods.


ADVANTAGES OF AN INDEX FUND

Index funds usually have the following characteristics:

         [ ] Variety of investments. The fund generally will invest in a wide variety of companies and industries.

         [ ] Relative performance consistency. Because index funds seek to track market benchmarks, they by definition generally will not perform dramatically better or worse than their benchmarks.

         [ ] Low cost. Index funds generally are inexpensive to run as compared with actively managed funds. They have no research costs and keep trading actively-and thus brokerage commissions-to a minimum.

EXCHANGE TRADED FUNDS

Exchange traded funds ("ETFs") are a type of index fund bought and sold on a securities exchange. An ETF trades like a common stock and represents a fixed portfolio of securities designed to track a particular market index. A fund may purchase an ETF to temporarily gain exposure to a portion of the U.S. or a foreign market while awaiting purchase of underlying securities.

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ITEM 5: MANAGEMENTS' DISCUSSION OF FUND PERFORMANCE


Omitted.

ITEM 6: MANAGEMENT, ORGANIZATION & CAPITAL STRUCTURE

Transamerica Index Funds, Inc. (the "Fund") is run by a Board of Directors.

The assets of each fund are managed by an investment adviser. The adviser to the funds is supervised by the Board of Directors and found in Part B. You can find information regarding the Directors and Officers of the Fund in Part B.


TRANSAMERICA INVESTMENT MANAGEMENT, LLC ("TIM" OR THE "ADVISER"), located at 1150 Olive Street, Suite 2700, Los Angeles, CA 90015, serves as investment adviser to the Fund. TIM has served as the Fund's adviser since May 2002. TIM is controlled by Transamerica Investment Services, Inc. ("TIS"), who served as sub-adviser to various entities prior to the formation of TIM. TIS was formed in 1967 and provided investment advisory services to Transamerica Corporation and affiliated life insurance companies since 1981. TIM assumed the sub-advisory duties for TIS.


The Adviser buys and sells securities for the funds. For these services, it is paid an advisory fee. This fee is based on the average daily net assets of each fund and is paid at the rates shown below.

AEGON/TRANSAMERICA FUND ADVISERS, INC. ("ATFA"), located at 570 Carillon Parkway, St. Petersburg, FL 33716, serves as administrator for the Fund.


ATFA is directly owned by Western Reserve Life Assurance Co. of Ohio ("WRL") (78%) and AUSA Holding Company ("AUSA") (22%), both of which are indirect, wholly owned subsidiaries of AEGON N.V. AUSA is wholly owned by Transamerica Holding Company, which is wholly owned by AEGON USA, Inc., a financial services holding company located at 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499. AEGON USA, Inc. is a wholly owned, indirect subsidiary of AEGON N.V., a Netherlands corporation and publicly traded international insurance group. TIM and ATFA are affiliates.


ADVISORY FEE RATES:

         Large Cap Index           0.299% of the fund's average daily net assets

         Mid-Cap Index             0.499% of the fund's average daily net assets

LARGE CAP INDEX FUND AND MID-CAP INDEX FUND

Lisa Hansen serves as portfolio manager for each fund. She has managed these funds since the funds' inception.

LISA L. HANSEN is Assistant Vice President and Portfolio Manager at TIM. Lisa is the primary Portfolio Manager of the Transamerica Premier Index Fund. Prior to joining TIM, Lisa was the Senior Trader at Husic Capital Management. She joined Transamerica in 1997. Lisa received a B.A. from the University of California at Santa Cruz.

CAPITAL STOCK

Each investor in the funds is entitled to participate equally in the respective fund's earnings and assets and to a vote in proportion to the amount of its investment in the funds. Investments in a fund may not be transferred, but an investor may withdraw all or any portion of its investment at any time at net asset value ("NAV").

Investments in each fund have no preemptive or conversion rights, and are fully paid and non-assessable, except as set forth below. The Fund is not required and has no current intention to hold annual meetings of investors; but the Fund will hold special meetings of investors when, in the Directors' judgment, it is necessary or desirable to submit matters to an investor vote. Generally, interests will be voted in the aggregate without reference to a particular fund, except if the matter affects only one series or series voting is required, in which case interests will be voted separately by series.

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ITEM 7: SHAREHOLDER INFORMATION

                                OTHER INFORMATION

PURCHASE AND REDEMPTION
OF SHARES                  Beneficial interests in each fund are issued solely
                           in private placement transactions that do not involve any "public offering" within the meaning of Section
                           4(2) of the 1933 Act. See "General Description" of the Registrant above. All investments in a fund are made without a sales load, at the NAV next determined after an order is received by the Fund.

VALUATION OF SHARES        Each fund's net asset value per share is ordinarily
                           determined once daily, as of the close of the regular session of business on the New York Stock Exchange
                           ("NYSE") (usually 4:00 PM Eastern Time), on each day that the exchange is open.

                           NAV of a fund share is computed by dividing the value of the fund's net assets by the total number of the fund's outstanding shares. Share prices for any transaction are those next calculated after receipt of an order.

                           Securities held by each fund that are listed on recognized stock exchanges are valued at the last reported sales price, prior to the time when the securities are valued, on the exchange on which the securities are principally traded. Listed securities traded on recognized stock exchanges where last sale prices are not available are valued at mid-market prices. Securities traded in OTC markets, or listed securities for which no trade is reported on the valuation date, are valued at the most recent reported mid-market price. Other securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith using methods approved by the Fund's Board.


                           The Fund reserves the right to cease accepting investments in each fund at any time or to reject any investment purchase order.


REDEMPTION                 An investor in a fund may withdraw all or any portion
                           of its investment in such fund at the NAV next determined after a withdrawal request in proper form is furnished by the investor to the Fund. The proceeds of a withdrawal normally will be paid by the Fund in federal funds on the business day after the withdrawal is effected, but in any event within seven days.

                           Investments in the funds may not be transferred. The right of redemption may not be suspended nor the payment dates postponed for more than seven days except when the NYSE is closed (or when trading thereon is restricted) for any reason other than its customary weekend and holiday closings, or any emergency or other circumstances as determined by the SEC.

                           Redemptions from each fund may be made wholly or partially in portfolio securities if the Board determines that payment in cash would be detrimental to the best interests of the Fund.


DIVIDENDS AND
DISTRIBUTIONS              Each fund intends to distribute substantially all of
                           its net investment income, if any. Dividends from investment income of a fund normally are declared daily and reinvested monthly in additional shares of a fund at NAV. Distributions of net realized capital gains from security transactions normally are declared and paid in additional shares of a fund at the end of the fiscal year. Capital gains may be taxable at different rates depending on the length of time a fund holds its assets.


TAXES Each fund will be classified for federal income tax purposes as a partnership that will not be a "publicly traded partnership." As a result, each fund will not be subject to federal income tax; instead, each investor in the funds will be required to take into account in determining its federal income tax liability its shares of the fund's income, gains, losses, deductions, and credits, without regard to whether it has received any cash distributions from such fund. Each fund will not be subject to Maryland income or franchise tax.

                           UNDERWRITING AGREEMENT: The Fund has an Underwriting Agreement with AFSG Securities Corporation ("AFSG"), located at 4333 Edgewood Road NE, Cedar Rapids, Iowa 52499.

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                           AFSG is an affiliate of the Adviser. Under this
                           agreement, AFSG underwrites and distributes all fund shares.

ITEM 8.  DISTRIBUTION ARRANGEMENTS

Not applicable.


ITEM 9:  FINANCIAL HIGHLIGHTS

Omitted.


                                     PART B

ITEM 10. COVER PAGE AND TABLE OF CONTENTS

         Transamerica Index Funds, Inc. (the "Fund") is an open-end, management investment company. The Fund is a "series fund," which is a mutual fund divided into separate funds. This Part B is not a prospectus and should be read in conjunction with the Fund's Part A, also dated May 1, 2003. All terms used in this Part B that are defined in Part A have the meaning assigned in Part A. A copy of Part A may be obtained without charge by writing the Fund, .570 Carillon Parkway, St. Petersburg, Florida 33716. The Fund's Registration Statement may be examined at the office of the Securities and Exchange Commission ("SEC") in Washington, D.C.

                                TABLE OF CONTENTS


                                                                             PAGE
                                                                             ----
Fund History .........................................................         8
Description of the funds and their Investments and Risks .............         8
Management of the Fund ...............................................        25
Control Persons and Principal Holders of Securities ..................        27
Investment Advisory and Other Services ...............................        27
Brokerage Allocation and Other Practices .............................        29
Capital Stock and Other Securities ...................................        30
Purchase, Redemption and Pricing of Shares ...........................        30
Taxation of the Fund .................................................        31
Underwriters .........................................................        32
Calculation of Performance Data ......................................        32
Financial Statements .................................................        32



ITEM 11. FUND HISTORY

The Fund was organized as an open-end management investment company, organized under the laws of Maryland in April 2002. Each fund is treated as a separate entity for certain matters under the 1940 Act. From time to time, other funds may be established and sold pursuant to other offering documents.


ITEM 12. DESCRIPTION OF THE FUND AND ITS INVESTMENT RISKS

INTRODUCTION

Part A contains information about the investment objectives, policies and strategies of the funds. The following discussion is intended to supplement the disclosure in Part A concerning the funds' investments, investment techniques and strategies utilized by the funds and certain risks involved with those strategies, investments and policies. This Part B should be read in conjunction with Part A.

Each fund's investment objective and, unless otherwise noted, its investment policies and techniques may be changed by the Board of Directors of the Fund without approval of investors.

As indicated in the prospectus, each fund is subject to certain fundamental policies and restrictions, which may not be changed without the approval of the holders of a majority of the outstanding voting securities of the fund. "Majority" for this purpose and under the 1940 Act means the lesser of (i) 67% of the outstanding voting securities represented at a meeting at which more than 50% of the outstanding voting securities of a fund are represented or (ii) more than 50% of the outstanding voting securities of a fund. A complete statement of all such fundamental policies is set forth below. State insurance laws and regulations may impose additional limitations on the Fund's investments, including the Fund's ability to borrow, lend and use options, futures and other derivative instruments. In addition, such laws and regulations may require that a fund's investments meet additional diversification or other requirements.

INVESTMENT RESTRICTIONS

Each fund may not, as a matter of fundamental policy:

1. Violate the diversification requirements of Sub-Chapter M of the Internal Revenue Code of 1986, as amended.

2. Borrow money except for temporary or emergency purposes (not for leveraging or investment) in an amount exceeding 33-1/3% of the value of the fund's total assets (including amount borrowed) less liabilities (other than borrowings). Any borrowings that exceed 33-1/3% of the value of the fund's total assets by reason of a decline in net assets will be reduced within three business days to the extent necessary to comply with the 33-1/3% limitation. This policy shall not prohibit reverse repurchase agreements or deposits of assets to margin guarantee positions in futures, options, swaps or forward contracts, or the segregation of assets in connection with such contracts.

3. Lend any security or make any other loan if, as a result, more than 25% of the fund's total assets would be lent to other parties, except (i) through the purchase of debt securities in accordance with its investment objective, policies and limitations or (ii) by engaging in repurchase agreements with respect to fund securities.

4. Purchase or sell real estate (but this shall not prevent the fund from investing in securities or other instruments backed by real estate, including mortgage-backed securities, or securities of companies engaged in the real estate business).

5. Invest 25% or more of the fund's assets in the securities of issuers primarily engaged in the same industry, provided that there shall be no limitation on the purchase of obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities, and further provided that each fund may concentrate in one or more industries to the extent that its benchmark index is so concentrated.

6. Act as an underwriter of securities issued by others, except to the extent that it may be deemed an underwriter in connection with the disposition of its fund securities.

7. Purchase or sell physical commodities unless acquired as a result of ownership of securities or other instruments provided this limitation shall not prohibit the fund from purchasing or selling options and futures contracts or investing in securities or other instruments backed by physical commodities.

8. Issue senior securities, as defined in the 1940 Act, except that this restriction shall not be deemed to prohibit the fund from (i) making and collateralizing any permitted borrowings and/or purchases of government securities on a "when-issued" or "delayed-delivery" basis, (ii) making any permitted loans of its fund securities, or (iii) entering into any permitted reverse repurchase agreements that would be considered "senior securities" but for the maintenance by the fund of a segregated account with its custodian or some other form of "cover."

Furthermore, the fund has adopted the following non-fundamental restrictions that may be changed by the Board without shareholder approval:

(A) A fund may not purchase additional investment securities at any time during which outstanding borrowings exceed 5% of the total assets of the fund.

(B) A fund may not purchase any security or enter into a repurchase agreement if, as a result, more than 15% of its net assets would be invested in illiquid securities. Illiquid securities include repurchase agreements not entitling the holder to payment of principal and interest within seven days, and securities that are illiquid by virtue of legal or contractual restrictions on resale or the absence of a readily available market.

(C) A fund may not sell securities short, except short sales "against the box."

(D) A fund may not purchase securities on margin, except to obtain such short-term credits as are necessary for the clearance of transactions, and provided that margin payments in connection with futures contracts and options on futures contracts shall not constitute purchasing securities on margin.

(E) A fund may not invest for purposes of exercising control.

INVESTMENT POLICIES AND STRATEGIES

LENDING

Each fund may lend its fund securities subject to the restrictions stated in this Part B. Under applicable regulatory requirements (which are subject to change), the following conditions apply to securities loans: (a) the loan must be continuously secured by liquid assets maintained on a current basis in an amount at least equal to the market value of the securities loaned; (b) each fund must receive any dividends or interest paid by the issuer on such securities; (c) each fund must have the right to call the loan and obtain the securities loaned at any time upon notice of not more than five business days, including the right to call the loan to permit voting of the securities; and (d) each fund must receive either interest from the investment of collateral or a fixed fee from the borrower.

State laws and regulations may impose additional limitations on borrowings.

Securities loaned by a fund remain subject to fluctuations in market value. A fund may pay reasonable finders, custodian and administrative fees in connection with a loan. Securities lending, as with other extensions of credit, involves the risk that the borrower may default. Although securities loans will be fully collateralized at all times, a fund may experience delays in, or be prevented from, recovering the collateral. During the period that the fund seeks to enforce its rights against the borrower, the collateral and the securities loaned remain subject to fluctuations in market value. The funds do not have the right to vote securities on loan, but would terminate the loan and regain the right to vote if it were considered important with respect to the investment. A fund may also incur expenses in enforcing its rights. If a fund has sold a loaned security, it may not be able to settle the sale of the security and may incur potential liability to the buyer of the security on loan for its costs to cover the purchase.

Some funds may also lend (or borrow) money to other funds that are managed by their respective Adviser, provided such fund seeks and obtains permission from the SEC.


TEMPORARY DEFENSIVE POSITION

For temporary defensive purposes, a fund may, at times, choose to hold some portion of its net assets in cash, or to invest that cash in a variety of debt securities. This may be done as a defensive measure at times when desirable risk/reward characteristics are not available in stocks or to earn income from otherwise uninvested cash. When a fund increases its cash or debt investment position, its income may increase while its ability to participate in stock market advances or declines decrease. Furthermore, when a fund assumes a temporary defensive position it may not be able to achieve its investment objective.


BORROWING

Subject to its investment restrictions, each fund may borrow money from banks for temporary or emergency purposes. To secure borrowings, a fund may not mortgage or pledge its securities in amounts that exceed a certain percentage of its net assets.

The funds with a common adviser may also borrow (or lend) money to other funds or funds that permit such transactions and are also advised by that adviser, provided each fund or fund seeks and obtains permission from the SEC. There is no assurance that such permission would be granted.

Certain funds may borrow for investment purposes--this is called "leveraging." Such fund may borrow only from banks, not from other investment companies. There are risks associated with leveraging:

-- If a fund's asset coverage drops below 300% of borrowings, the fund may be required to sell securities within three days to reduce its debt and restore the 300% coverage, even though it may be disadvantageous to do so.

-- Leveraging may exaggerate the effect on net asset value of any increase or decease in the market value of a fund's securities.

-- Money borrowed for leveraging will be subject to interest costs. In certain cases, interest costs may exceed the return received on the securities purchased.

-- A fund may be required to maintain minimum average balances in connection with borrowing or to pay a commitment or other fee to maintain a line of credit.

-- Either of these requirements would increase the cost of borrowing over the stated interest rate.

SHORT SALES

Each fund may sell securities "short against the box." A short sale is the sale of a security that the fund does not own. A short sale is "against the box" if at all times when the short position is open, the fund owns an equal amount of the securities sold short or securities convertible into, or exchangeable without further consideration for securities of the same issue as the securities sold short.

FOREIGN SECURITIES

Subject to a fund's investment restrictions and policies, a fund may purchase certain foreign securities. Investments in foreign securities, particularly those of non-governmental issuers, involve considerations that are not ordinarily associated with investing in domestic issuers. These considerations include:

-- CURRENCY TRADING COSTS. A fund incurs costs in converting foreign currencies into U.S. dollars, and vice versa.

-- DIFFERENT ACCOUNTING AND REPORTING PRACTICES. Foreign companies are generally subject to tax laws and to accounting, auditing and financial reporting standards, practices and requirements different from those that apply in the U.S.

-- LESS INFORMATION AVAILABLE. There is generally less public information available about foreign companies.

-- MORE DIFFICULT BUSINESS NEGOTIATIONS. A fund may find it difficult to enforce obligations in foreign countries or to negotiate favorable brokerage commission rates.

-- REDUCED LIQUIDITY/INCREASED VOLATILITY. Some foreign securities are less liquid and their prices more volatile, than securities of comparable U.S. companies.

-- SETTLEMENT DELAYS. Settling foreign securities may take longer than settlements in the U.S.

-- HIGHER CUSTODY CHARGES. Custodianship of shares may cost more for foreign securities than U.S. securities.

-- ASSET VULNERABILITY. In some foreign countries, there is a risk of direct seizure or appropriation through taxation of assets of a fund. Certain countries may also impose limits on the removal of securities or other assets of a fund. Interest, dividends and capital gains on foreign securities held by a fund may be subject to foreign withholding taxes.

POLITICAL INSTABILITY. In some countries, political instability, war or diplomatic developments could affect investments.

These risks may be greater in emerging countries or in countries with limited or emerging markets. In particular, developing countries have relatively unstable governments, economies based on only a few industries, and securities markets that trade only a small number of securities. As a result, securities of issuers located in developing countries may have limited marketability and may be subject to abrupt or erratic price fluctuations.

At times, a fund's foreign securities may be listed on exchanges or traded in markets which are open on days (such as Saturday) when the fund does not compute a price or accept orders for purchase, sale or exchange of shares. As a result, the net asset value of the fund may be significantly affected by trading on days when policyholders cannot make transactions.

A fund may also purchase American Depositary Receipts ("ADRs"), which are dollar-denominated receipts issued generally by domestic banks and represent the deposit with the bank of a security of a foreign issuer. A fund may also invest in American Depositary Shares ("ADSs"), European Depositary Receipts ("EDRs") or Global Depositary Receipts ("GDRs") and other types of receipts of shares evidencing ownership of the underlying foreign security.

ADRS and ADSs are subject to some of the same risks as direct investments in foreign securities, including the currency risk discussed above. The regulatory requirements with respect to ADRs and ADSs that are issued in sponsored and unsponsored programs are generally similar; but the issuers of unsponsored ADRs and ADSs are not obligated to disclose material information in the U.S., and, therefore, such information may not be reflected in the market value of the ADRs and ADSs.

FOREIGN EXCHANGE TRANSACTIONS. To the extent a fund invests directly in foreign securities, a fund will engage in foreign exchange transactions. The foreign currency exchange market is subject to little government regulation, and such transactions generally occur directly between parties rather than on an exchange or in an organized market. This means that a fund is subject to the full risk of default by a counterparty in such a transaction. Because such transactions often take place between different time zones, a fund may be required to complete a currency exchange transaction at a time outside of normal business hours in the counterparty's location, making prompt settlement of such transaction impossible. This exposes a fund to an increased risk that the counterparty will be unable to settle the transaction. Although the counterparty in such transactions is often a bank or other financial institution, currency transactions are generally not covered by insurance otherwise applicable to such institutions.

FOREIGN BANK OBLIGATIONS

A fund may invest in foreign bank obligations and obligations of foreign branches of domestic banks. These investments present certain risks.

RISK FACTORS

Risks include the impact of future political and economic developments, the possible imposition of withholding taxes on interest income, the possible seizure or nationalization of foreign deposits, the possible establishment of exchange controls and/or the addition of other foreign governmental restrictions that might adversely affect the payment of principal and interest on these obligations.

In addition, there may be less publicly available and reliable information about a foreign bank than about domestic banks owing to different accounting, auditing, reporting and recordkeeping standards.

FORWARD FOREIGN CURRENCY CONTRACTS


A forward foreign currency contract ("forward contract") is used to purchase or sell foreign currencies at a future date as a hedge against fluctuations in foreign exchange rates pending the settlement of transactions in foreign securities or during the time a fund has exposure to foreign currencies. A forward contract, which is also included in the types of instruments commonly known as derivatives, is an agreement between contracting parties to exchange an amount of currency at some future time at an agreed upon rate.

RISK FACTORS

Investors should be aware that hedging against a decline in the value of a currency in the foregoing manner does not eliminate fluctuations in the prices of fund securities or prevent losses if the prices of fund securities decline.

Furthermore, such hedging transactions preclude the opportunity for gain if the value of the hedging currency should rise. Forward contracts may, from time to time, be considered illiquid, in which case they would be subject to a fund's limitation on investing in illiquid securities.


U.S. GOVERNMENT SECURITIES

Subject to a fund's investment restrictions or policies, a fund may invest in U.S. Government obligations which generally include direct obligations of the U.S. Treasury (such as U.S. Treasury bills, notes, and bonds) and obligations issued or guaranteed by U.S. Government agencies or instrumentalities. Examples of the types of U.S. Government securities that the fund may hold include the Federal Housing Administration, Small Business Administration, General Services Administration, Federal Farm Credit Banks, Federal Intermediate Credit Banks, and Maritime Administration. U.S. Government securities may be supported by the full faith and credit of the U.S. Government (such as securities of the Small Business Administration); by the right of the issuer to borrow from the U.S. Treasury (such as securities of the Federal Home Loan Bank); by the discretionary authority of the U.S. Government to purchase the agency's obligations (such as securities of the Federal National Mortgage Association); or only by the credit of the issuing agency.

Examples of agencies and instrumentalities which may not always receive financial support from the U.S. Government are: Federal Land Banks; Central Bank for Cooperatives; Federal Intermediate Credit Banks; Federal Home Loan Banks; Farmers Home Administration; and Federal National Mortgage Association ("FNMA").

INVESTMENTS IN FUTURES, OPTIONS AND OTHER DERIVATIVE INSTRUMENTS

The following investments are subject to limitations as set forth in each fund's investment restrictions and policies:

FUTURES CONTRACTS

A fund may enter into contracts for the purchase or sale for future delivery of equity or fixed-income securities, foreign currencies or contracts based on financial indices, including interest rates or indices of U.S. Government or foreign government securities or equity or fixed-income securities ("futures contracts"). U.S. futures contracts are traded on exchanges that have been designated "contract markets" by the Commodity Futures Trading Commission ("CFTC") and must be executed through a futures commission merchant ("FCM"), or a brokerage firm, which is a member of the relevant contract market. Through their clearing corporations, the exchanges guarantee performance of the contracts as between the clearing members of the exchange. Since all transactions in the futures market are made through a member of, and are offset or fulfilled through a clearinghouse associated with, the exchange on which the contracts are traded, a fund will incur brokerage fees when it buys or sells futures contracts.

When a fund buys or sells a futures contract, it incurs a contractual obligation to receive or deliver the underlying instrument (or a cash payment based on the difference between the underlying instrument's closing price and the price at which the contract was entered into) at a specified price on a specified date. Transactions in futures contracts generally would be made to seek to hedge against potential changes in interest or currency exchange rates or the prices of a security or a securities index which might correlate with or otherwise adversely affect either the value of a fund's securities or the prices of securities which the fund is considering buying at a later date. Futures may also be used for managing a fund's exposure to change in securities prices and foreign currencies as an efficient means of adjusting its overall exposure to certain markets, or in an effort to enhance income.

The buyer or seller of futures contracts is not required to deliver or pay for the underlying instrument unless the contract is held until the delivery date. However, both the buyer and seller are required to deposit "initial margin" for the benefit of an FCM when the contract is entered into. Initial margin deposits are equal to a percentage of the contract's value, as set by the exchange on which the contract is traded, and may be maintained in cash or certain high-grade liquid assets. If the value of either party's position declines, that party will be required to make additional "variation margin" payments with an FCM to settle the change in value on a daily basis. The party that has a gain may be entitled to receive all or a portion of this amount. Initial and variation margin payments are similar to good faith deposits or performance bonds, unlike margin extended by a securities broker; and initial and variation margin payments do not constitute purchasing securities on margin for purposes of the fund's investment limitations. In the event of the bankruptcy of an FCM that holds margin on behalf of a fund, the fund may be entitled to return of margin owed to the fund only in proportion to the amount received by the FCM's other customers. The fund's Adviser will attempt to minimize the risk by careful monitoring of the creditworthiness of the FCM with which the fund does business and by depositing margin payments in a segregated account with the custodian when practical or otherwise required by law.

Although a fund would hold cash and liquid assets in a segregated account with a value sufficient to cover the fund's open futures obligations, the segregated assets would be available to the fund immediately upon closing out the futures position, while settlement of securities transactions could take several days. However, because the fund's cash that may otherwise be invested would be held uninvested or invested in liquid assets so long as the futures position remains open, the fund's return could be diminished due to the opportunity cost of foregoing other potential investments. The acquisition or sale of a futures contract may occur, for example, when a fund holds or is considering purchasing equity securities and seeks to protect itself from fluctuations in prices without buying or selling those securities. For example, if prices were expected to decrease, a fund might sell equity index futures contracts, thereby hoping to offset a potential decline in the value of equity securities in the fund by a corresponding increase in the value of the futures contract position held by the fund and thereby preventing a fund's net asset value from declining as much as it otherwise would have. A fund also could seek to protect against potential price declines by selling fund securities and investing in money market instruments. However, since the futures market is more liquid than the cash market, the use of futures contracts as an investment technique allows a fund to maintain a defensive position without having to sell fund securities.

Similarly, when prices of equity securities are expected to increase, futures contracts may be bought to attempt to hedge against the possibility of having to buy equity securities at higher prices. This technique is sometimes known as an anticipatory hedge. Since the fluctuations in the value of futures contracts should be similar to those of equity securities, a fund could take advantage of the potential rise in the value of equity securities without buying them until the market has stabilized. At that time, the futures contracts could be liquidated and the fund could buy equity securities on the cash market. To the extent a fund enters into futures contracts for this purpose, the assets in the segregated asset account maintained to cover the fund's obligations with respect to futures contracts will consist of liquid assets from its fund in an amount equal to the difference between the contract price and the aggregate value of the initial and variation margin payments made by the fund with respect to the futures contracts.

The ordinary spreads between prices in the cash and futures markets, due to differences in the nature of those markets, are subject to distortions. First, all participants in the futures market are subject to initial margin and variation margin requirements. Rather than meeting additional variation margin requirements, investors may close out futures contracts through offsetting transactions which could distort the normal price relationship between the cash and futures markets. Second, the liquidity of the futures market depends on participants entering into offsetting transactions rather than making or taking delivery. To the extent participants decide to make or take delivery, liquidity in the futures market could be reduced and prices in the futures market distorted. Third, from the point of view of speculators, the margin deposit requirements in the futures market are less onerous than margin requirements in the securities market. Therefore, increased participation by speculators in the futures market may cause temporary price distortions. Due to the possibility of the foregoing distortions, a correct forecast of general price trends by a fund's Adviser still may not result in a successful use of futures contracts.

Futures contracts entail risks. Although each fund's Adviser believes that use of such contracts can benefit a fund, if the Adviser's investment judgment is incorrect, a fund's overall performance could be worse than if the fund had not entered into futures contracts. For example, if a fund has attempted to hedge against the effects of a possible decrease in prices of securities held by the fund and prices increase instead, the fund may lose part or all of the benefit of the increased value of these securities because of offsetting losses in the fund's futures positions. In addition, if the fund has insufficient cash, it may have to sell securities from its fund to meet daily variation margin requirements. Those sales may, but will not necessarily, be at increased prices which reflect the rising market and may occur at a time when the sales are disadvantageous to a fund.

The prices of futures contracts depend primarily on the value of their underlying instruments. Because there are a limited number of types of futures contracts, it is possible that the standardized futures contracts available to a fund will not match exactly the fund's current or potential investments. A fund may buy and sell futures contracts based on underlying instruments with different characteristics from the securities in which it typically invests--for example, by hedging investments in fund securities with a futures contract based on a broad index of securities--which involves a risk that the futures position will not correlate precisely with the performance of the fund's investments.

Futures prices can also diverge from the prices of their underlying instruments, even if the underlying instruments correlate with a fund's investments. Futures prices are affected by such factors as current and anticipated short-term interest rates, changes in volatility of the underlying instruments, and the time remaining until expiration of the contract. Those factors may affect securities prices differently from futures prices. Imperfect correlations between a fund's investments and its futures positions may also result from differing levels of demand in the futures markets and the securities markets, from structural differences in how futures and securities are traded, and from imposition of daily price fluctuation limits for futures contracts. A fund may buy or sell futures contracts with a greater or lesser value than the securities it wishes to hedge or is considering purchasing in order to attempt to compensate for differences in historical volatility between the futures contract and the securities, although this may not be successful in all cases. If price changes in a fund's futures positions are poorly correlated with its other investments, its futures positions may fail to produce desired gains or result in losses that are not offset by the gains in the fund's other investments.

Because futures contracts are generally settled within a day from the date they are closed out, compared with longer settlement periods for some types of securities, the futures markets can provide superior liquidity to the securities markets. Nevertheless, there is no assurance a liquid secondary market will exist for any particular futures contract at any particular time. In addition, futures exchanges may establish daily price fluctuation limits for futures contracts and may halt trading if a contract's price moves upward or downward more than the limit in a given day. On volatile trading days when the price fluctuation limit is reached, it may be impossible for a fund to enter into new positions or close out existing positions. If the secondary market for a futures contract is not liquid because of price fluctuation limits or otherwise, a fund may not be able to promptly liquidate unfavorable positions and potentially be required to continue to hold a futures position until the delivery date, regardless of changes in its value. As a result, the fund's access to other assets held to cover its futures positions also could be impaired.

Although futures contracts by their terms call for the delivery or acquisition of the underlying commodities or a cash payment based on the value of the underlying commodities, in most cases the contractual obligation is offset before the delivery date of the contract by buying, in the case of a contractual obligation to sell, or selling, in the case of a contractual obligation to buy, an identical futures contract on a commodities exchange. Such a transaction cancels the obligation to make or take delivery of the commodities.

Each fund intends to comply with guidelines of eligibility for exclusion from the definition of the term "commodity pool operator" with the CFTC and the National Futures Association, which regulate trading in the futures markets. Such guidelines presently require that to the extent that a fund enters into futures contracts or options on a futures position that are not for bona fide hedging purposes (as defined by the CFTC), the aggregate initial margin and premiums on these positions (excluding the amount by which options are "in-the-money") may not exceed 5% of the fund's net assets.

OPTIONS ON FUTURES CONTRACTS

A fund may buy and write options on futures contracts. An option on a futures contract gives the fund the right (but not the obligation) to buy or sell a futures contract at a specified price on or before a specified date. The purchase and writing of options on futures contracts is similar in some respects to the purchase and writing of options on individual securities. Transactions in options on futures contracts will generally not be made other than to attempt to hedge against potential changes in interest rates or currency exchange rates or the price of a security or a securities index which might correlate with or otherwise adversely affect either the value of the fund's securities or the process of securities which the fund is considering buying at a later date.

The purchase of a call option on a futures contract may or may not be less risky than ownership of the futures contract or the underlying instrument, depending on the pricing of the option compared to either the price of the futures contract upon which it is based or the price of the underlying instrument. As with the purchase of futures contracts, when a fund is not fully invested, it may buy a call option on a futures contract to attempt to hedge against a market advance.

The writing of a call option on a futures contract may constitute a partial hedge against declining prices of the security or foreign currency which is deliverable under, or of the index comprising, the futures contract. If the futures price at the expiration of the option is below the exercise price, the fund will retain the full amount of the option premium, which provides a partial hedge against any decline that may have occurred in the fund's holdings. The writing of a put option on a futures contract may constitute a partial hedge against increasing prices of the security or foreign currency which is deliverable under, or of the index comprising, the futures contract. If the futures price at expiration of the option is higher than the exercise price, the fund will retain the full amount of the option premium, which provides a partial hedge against any increase in the price of securities that the fund is considering buying. If a call or put option a fund has written is exercised, the fund will incur loss that will be reduced by the amount of the premium it received. Depending on the degree of correlation between change in the value of its fund securities and changes in the value of the futures positions, a fund's losses from existing options on futures may to some extent be reduced or increased by changes in the value of fund securities.

The purchase of a put option on a futures contract is similar in some respect to the purchase of protective put options on fund securities. For example, a fund may buy a put option on a futures contract to attempt to hedge the fund's securities against the risk of falling prices.

The amount of risk a fund assumes when it buys an option on a futures contract is the premium paid for the option plus related transaction costs. In addition to the correlation risks discussed above, the purchase of an option also entails the risk that changes in the value of the underlying futures contract will not be fully reflected in the value of the options bought.

FORWARD CONTRACTS

A fund may enter into forward foreign currency exchange contracts ("forward currency contracts") to attempt to minimize the risk to the fund from adverse changes in the relationship between the U.S. dollar and other currencies. A forward currency contract is an obligation to buy or sell an amount of a specified currency for an agreed price (which may be in U.S. dollars or a foreign currency) at a future date which is individually negotiated between currency traders and their customers. A fund may invest in forward currency contracts with stated contract values of up to the value of the fund's assets.

A fund may exchange foreign currencies for U.S. dollars and for other foreign currencies in the normal course of business and may buy and sell currencies through forward currency contracts in order to fix a price for securities it has agreed to buy or sell. A fund may enter into a forward currency contract, for example, when it enters into a contract to buy or sell a security denominated in or exposed to fluctuations in a foreign currency in order to "lock in" the U.S. dollar price of the security ("transaction hedge").

Additionally, when a fund's Adviser believes that a foreign currency in which fund securities are denominated may suffer a substantial decline against the U.S. dollar, a fund may enter into a forward currency contract to sell an amount of that foreign currency (or a proxy currency whose performance is expected to replicate the performance of that currency) for U.S. dollars approximating the value of some or all of the fund securities denominated in that currency (not exceeding the value of the fund's assets denominated in that currency), or by participating in options or futures contracts with respect to the currency, or when the fund's Adviser believes that the U.S. dollar may suffer a substantial decline against a foreign currency for a fixed U.S. dollar amount ("position hedge"). This type of hedge seeks to minimize the effect of currency appreciation as well as depreciation, but does not protect against a decline in the security's value relative to other securities denominated in the foreign currency.

A fund also may enter into a forward currency contract with respect to a currency where the fund is considering the purchase of investments denominated in that currency but has not yet done so ("anticipatory hedge").

In any of the above circumstances a fund may, alternatively, enter into a forward currency contract to purchase or sell one foreign currency for a second currency that is expected to perform more favorably relative to the U.S. dollar if a fund's Adviser believes there is a reasonable degree of correlation between movements in the two currencies ("cross-hedge"). For example, if a fund's Adviser believes that a particular foreign currency may decline relative to the U.S. dollar, a fund could enter into a contract to sell that currency or a proxy currency (up to the value of the fund's assets denominated in that currency) in exchange for another currency that the Adviser expects to remain stable or to appreciate relative to the U.S. dollar. Shifting a fund's currency exposure from one foreign currency to another removes the fund's opportunity to profit from increases in the value of the original currency and involves a risk of increased losses to the fund if the fund's Adviser's projection of future exchange rates is inaccurate.

A fund also may enter into forward contracts to buy or sell, at a later date, instruments in which a fund may invest directly or on financial indices based on those instruments. The market for those types of forward contracts is developing and it is not currently possible to identify instruments on which forward contracts might be created in the future.

A fund will cover outstanding forward currency contracts by maintaining liquid fund securities denominated in the currency underlying the forward contract or the currency being hedged. To the extent that a fund is not able to cover its forward currency positions with underlying fund securities, the Fund's custodian will segregate cash or other liquid assets having a value equal to the aggregate amount of the fund's commitments under forward contracts entered into with respect to position hedges and cross-hedges. If the value of the segregated securities declines, additional cash or liquid assets will be segregated on a daily basis so that the value of the account will be equal to the amount of the fund's commitments with respect to such contracts. As an alternative to maintaining all or part of the segregated assets, a fund may buy call options permitting the fund to buy the amount of foreign currency subject to the hedging transaction by a forward sale contract or the fund may buy put options permitting the fund to sell the amount of foreign currency subject to a forward buy contract.

While forward contracts are not currently regulated by the CFTC, the CFTC may in the future assert authority to regulate forward contracts. In such event, a fund's ability to utilize forward contracts in the manner set forth in the Prospectus may be restricted. Forward contracts will reduce the potential gain from a positive change in the relationship between the U.S. dollar and foreign currencies. Unforeseen changes in currency prices may result in poorer overall performance for a fund than if it had not entered into such contracts. The use of foreign currency forward contracts will not eliminate fluctuations in the underlying U.S. dollar equivalent value of the proceeds of or rates of return on a fund's foreign currency denominated fund securities.

The matching of the increase in value of a forward contract and the decline in the U.S. dollar equivalent value of the foreign currency denominated asset that is the subject of the hedging transaction generally will not be precise. In addition, a fund may not always be able to enter into forward contracts at attractive prices and accordingly may be limited in its ability to use these contracts in seeking to hedge the fund's assets.

Also, with regard to a fund's use of cross-hedging transactions, there can be no assurance that historical correlations between the movement of certain foreign currencies relative to the U.S. dollar will continue. Thus, at any time poor correlation may exist between movements in the exchange rates of the foreign currencies underlying a fund's cross-hedges and the movements in the exchange rates of the foreign currencies in which the fund's assets that are subject of the cross-hedging transactions are denominated.

OPTIONS ON FOREIGN CURRENCIES

A fund may buy put and call options and may write covered put and call options on foreign currencies for hedging purposes in a manner similar to that in which futures contracts or forward contracts on foreign currencies may be utilized. For example, a decline in the U.S. dollar value of a foreign currency in which fund securities are denominated will reduce the U.S. dollar value of such securities, even if their value in the foreign currency remains constant. In order to protect against such diminutions in the value of fund securities, a fund may buy put options on the foreign currency. If the value of the currency declines, the fund will have the right to sell such currency for a fixed amount in U.S. dollars and will thereby offset, in whole or in part, the adverse effect on its fund which otherwise would have resulted.

Conversely, when a rise in the U.S. dollar value of a currency in which securities to be acquired are denominated is projected, thereby increasing the cost of such securities, a fund may buy call options thereon. The purchase of such options could offset, at least partially, the effects of the adverse movements in exchange rates. The purchase of an option on a foreign currency may constitute an effective hedge against fluctuations in exchange rates, although, in the event of exchange rate movements adverse to a fund's option position, the fund could sustain losses on transactions in foreign currency options which would require that the fund lose a portion or all of the benefits of advantageous changes in those rates. In addition, in the case of other types of options, the benefit to a fund from purchases of foreign currency options will be reduced by the amount of the premium and related transaction costs.

A fund may write options on foreign currencies for the same types of hedging purposes. For example, in attempting to hedge against a potential decline in the U.S. dollar value of foreign currency denominated securities due to adverse fluctuations in exchange rates, a fund could, instead of purchasing a put option, write a call option on the relevant currency. If the expected decline occurs, the option will most likely not be exercised and the diminution in value of fund securities will be offset by the amount of the premium received.

Similarly, instead of purchasing a call option to attempt to hedge against a potential increase in the U.S. dollar cost of securities to be acquired, a fund could write a put option on the relevant currency which, if rates move in the manner projected, will expire unexercised and allow the fund to hedge the increased cost up to the amount of premium. As in the case of other types of options, however, the writing of a foreign currency option will constitute only a partial hedge up to the amount of the premium received, and only if exchange rates move in the expected direction. If that does not occur, the option may be exercised and the fund would be required to buy or sell the underlying currency at a loss which may not be offset by the amount of the premium. Through the writing of options on foreign currencies, a fund also may lose all or a portion of the benefits which might otherwise have been obtained from favorable movements in exchange rates.

A fund may write covered call options on foreign currencies. A call option written on a foreign currency by a fund is "covered" if the fund owns the underlying foreign currency covered by the call or has an absolute and immediate right to acquire that foreign currency without additional cash consideration (or for additional cash consideration held in a segregated account by its custodian) upon conversion or exchange of other foreign currency held in its fund. A call option is also covered if the fund has a call on the same foreign currency and in the same principal amount as the call written if the exercise price of the call held (i) is equal to or less than the exercise price of the call written or
(ii) is greater than the exercise price of the call written, and if the difference is maintained by the fund in cash or high-grade liquid assets in a segregated account with the Fund's custodian.

A fund may also write call options on foreign currencies for cross-hedging purposes that may not be deemed to be covered. A call option on a foreign currency is for cross-hedging purposes if it is not covered but is designed to provide a hedge against a decline due to an adverse change in the exchange rate in the U.S. dollar value of a security which the fund owns or has the right to acquire and which is denominated in the currency underlying the option. In such circumstances, the fund collateralizes the option by maintaining segregated assets in an amount not less than the value of the underlying foreign currency in U.S. dollars marked-to-market daily.

A fund may buy or write options in privately negotiated transactions on the types of securities and indices based on the types of securities in which the fund is permitted to invest directly. A fund will effect such transactions only with investment dealers and other financial institutions (such as commercial banks or savings and loan institutions) deemed creditworthy, and only pursuant to procedures adopted by the fund's Adviser for monitoring the creditworthiness of those entities. To the extent that an option bought or written by a fund in a negotiated transaction is illiquid, the value of an option bought or the amount of the fund's obligations under an option written by the fund, as the case may be, will be subject to the fund's limitation on illiquid investments. In the case of illiquid options, it may not be possible for the fund to effect an offsetting transaction at the time when the fund's Adviser believes it would be advantageous for the fund to do so.

OPTIONS ON SECURITIES

In an effort to reduce fluctuations in net asset value, a fund may write covered put and call options and may buy put and call options and warrants on securities that are traded on United States and foreign securities exchanges and OTC. A fund also may write call options that are not covered for cross-hedging purposes. A fund may write and buy options on the same types of securities that the fund could buy directly and may buy options on financial indices as described above with respect to futures contracts. There are no specific limitations on a fund's writing and buying options on securities.

A put option gives the holder the right, upon payment of a premium, to deliver a specified amount of a security to the writer of the option on or before a fixed date at a predetermined price. A call option gives the holder the right, upon payment of a premium, to call upon the writer to deliver a specified amount of a security on or before a fixed date at a predetermined price.

A put option written by a fund is "covered" if the fund (i) maintains cash not available for investment or other liquid assets with a value equal to the exercise price in a segregated account with its custodian or (ii) holds a put on the same security and in the same principal amount as the put written and the exercise price of the put held is equal to or greater than the exercise price of the put written. The premium paid by the buyer of an option will reflect, among other things, the relationship of the exercise price to the market price and the volatility of the underlying security, the remaining term of the option, supply and demand and interest rates. A call option written by a fund is "covered" if the fund owns the underlying security covered by the call or has an absolute and immediate right to acquire that security without additional cash consideration (or has segregated additional cash consideration (with its custodian) upon conversion or exchange of other securities held in its fund. A call option is also deemed to be covered if the fund holds a call on the same security and in the same principal amount as the call written and the exercise price of the call held (i) is equal to or less than the exercise price of the call written or (ii) is greater than the exercise price of the call written if the difference is maintained by the fund in cash and high-grade liquid assets in a segregated account with its custodian.

A fund collateralizes its obligation under a written call option for cross-hedging purposes by segregating with its custodian cash or other liquid assets in an amount not less than the market value of the underlying security, marked-to-market daily. A fund would write a call option for cross-hedging purposes, instead of writing a covered call option, when the premium to be received from the cross-hedge transaction would exceed that which would be received from writing a covered call option and the fund's Adviser believes that writing the option would achieve the desired hedge.

If a put or call option written by a fund were exercised, the fund would be obligated to buy or sell the underlying security at the exercise price. Writing a put option involves the risk of a decrease in the market value of the underlying security, in which case the option could be exercised and the underlying security would then be sold by the option holder to the fund at a higher price than its current market value. Writing a call option involves the risk of an increase in the market value of the underlying security, in which case the option could be exercised and the underlying security would then be sold by the fund to the option holder at a lower price than its current market value. Those risks could be reduced by entering into an offsetting transaction. The fund retains the premium received from writing a put or call option whether or not the option is exercised.

The writer of an option may have no control when the underlying security must be sold, in the case of a call option, or bought, in the case of a put option, since with regard to certain options, the writer may be assigned an exercise notice at any time prior to the termination of the obligation. Whether or not an option expires unexercised, the writer retains the amount of the premium. This amount, of course, may, in the case of a covered call option, be offset by a decline in the market value of the underlying security during the option period. If a call option is exercised, the writer experiences a profit or loss from the sale of the underlying security. If a put option is exercised, the writer must fulfill the obligation to buy the underlying security.

The writer of an option that wishes to terminate its obligation may effect a "closing purchase transaction." This is accomplished by buying an option of the same series as the option previously written. The effect of the purchase is that the writer's position will be canceled by the clearing corporation. However, a writer may not effect a closing purchase transaction after being notified of the exercise of an option. Likewise, an investor who is the holder of an option may liquidate its position by effecting a "closing sale transaction." This is accomplished by selling an option of the same series as the option previously bought. There is no guarantee that either a closing purchase or a closing sale transaction can be effected.

Effecting a closing transaction in the case of a written call option will permit a fund to write another call option on the underlying security with either a different exercise price or expiration date or both or, in the case of a written put option, will permit a fund to write another put option to the extent that the exercise price thereof is secured by deposited high-grade liquid assets. Also, effecting a closing transaction will permit the cash or proceeds from the concurrent sale of any securities subject to the option to be used for other fund investments. If a fund desires to sell a particular security on which the fund has written a call option, the fund will effect a closing transaction prior to or concurrent with the sale of the security.

A fund may realize a profit from a closing transaction if the price of the purchase transaction is less than the premium received from writing the option or the price received from a sale transaction is more than the premium paid to buy the option; a fund may realize a loss from a closing transaction if the price of the purchase transaction is less than the premium paid to buy the option. Because increases in the market of a call option will generally reflect increases in the market price of the underlying security, any loss resulting from the repurchase of a call option is likely to be offset in whole or in part by appreciation of the underlying security owned by the fund.

An option position may be closed out only where there exists a secondary market for an option of the same series. If a secondary market does not exist, it might not be possible to effect closing transactions in particular options with the result that a fund would have to exercise the options in order to realize any profit. If a fund is unable to effect a closing purchase transaction in a secondary market, it will not be able to sell the underlying security until the option expires or the fund delivers the underlying security upon exercise. Reasons for the absence of a liquid secondary market may include the following:
(i) there may be insufficient trading interest in certain options; (ii) restrictions may be imposed by a national securities exchange on which the option is traded ("Exchange") on opening or closing transactions or both; (iii) trading halts, suspensions or other restrictions may be imposed with respect to particular classes or series of options or underlying securities; (iv) unusual or unforeseen circumstances may interrupt normal operations on an Exchange; (v) the facilities of an Exchange or the Options Clearing Corporation ("OCC") may not at all times be adequate to handle current trading volume; or (vi) one or more Exchanges could, for economic or other reasons, decide or be compelled at some future date to discontinue the trading of options (or a particular class or series of options), in which event the secondary market on that Exchange (or in that class or series of options) would cease to exist, although outstanding options on that Exchange that had been issued by the OCC as a result of trades on that Exchange would continue to be exercisable in accordance with their terms.

A fund may write options in connection with buy-and-write transactions; that is, a fund may buy a security and then write a call option against that security. The exercise price of a call option may be below ("in-the-money"), equal to ("at-the-money") or above ("out-of-the-money") the current value of the underlying security at the time the option is written. Buy-and-write transactions using in-the-money call options may be used when it is expected that the price of the underlying security will remain flat or decline moderately during the option period. Buy-and-write transactions using at-the-money call options may be used when it is expected that the price of the underlying security will remain fixed or advance moderately during the option period. Buy-and-write transactions using out-of-the-money call options may be used when it is expected that the premiums received from writing the call option plus the appreciation in the market price of the underlying security up to the exercise price will be greater than the appreciation in the price of the underlying security alone. If the call options are exercised in such transactions, a fund's maximum gain will be the premium received by it for writing the option, adjusted upwards or downwards by the difference between the fund's purchase price of the security and the exercise price. If the options are not exercised and the price of the underlying security declines, the amount of such decline will be offset by the amount of premium received.

The writing of covered put options is similar in terms of risk and return characteristics to buy-and-write transactions. If the market price of the underlying security rises or otherwise is above the exercise price, the put option will expire worthless and a fund's gain will be limited to the premium received. If the market price of the underlying security declines or otherwise is below the exercise price, the fund may elect to close the position or take delivery of the security at the exercise price and a fund's return will be the premium received from the put options minus the amount by which the market price of the security is below the exercise price.

A fund may buy put options to attempt to hedge against a decline in the value of its securities. By using put options in this way, a fund will reduce any profit it might otherwise have realized in the underlying security by the amount of the premium paid for the put option and by transaction costs.

A fund may buy call options to attempt to hedge against an increase in the price of securities that the fund may buy in the future. The premium paid for the call option plus any transaction costs will reduce the benefit, if any, realized by a fund upon exercise of the option, and, unless the price of the underlying security rises sufficiently, the option may expire worthless to the fund.

In purchasing an option, a fund would be in a position to realize a gain if, during the option period, the price of the underlying security increased (in the case of a call) or decreased (in the case of a put) by an amount in excess of the premium paid and would realize a loss if the price of the underlying security did not increase (in the case of a call) or decrease (in the case of a put) during the period by more than the amount of the premium. If a put or call option brought by a fund were permitted to expire without being sold or exercised, the fund would lose the amount of the premium.

Although they entitle the holder to buy equity securities, warrants on and options to purchase equity securities do not entitle the holder to dividends or voting rights with respect to the underlying securities, nor do they represent any rights in the assets of the issuer of those securities.

INTEREST RATE SWAPS AND SWAP-RELATED PRODUCTS

In order to attempt to protect the value of a fund's investments from interest rate or currency exchange rate fluctuations, a fund may enter into interest rate swaps, and may buy or sell interest rate caps and floors. A fund expects to enter into these transactions primarily to attempt to preserve a return or spread on a particular investment or portion of its fund. A fund also may enter into these transactions to attempt to protect against any increase in the price of securities the fund may consider buying at a later date. A fund does not intend to use these transactions as a speculative investment. Interest rate swaps involve the exchange by a fund with another party of their respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments. The exchange commitments can involve payments to be made in the same currency or in different currencies. The purchase of an interest rate cap entitles the purchaser, to the extent that a specified index exceeds a predetermined interest rate, to receive payments of interest on a contractually based principal amount from the party selling the interest rate cap. The purchase of an interest rate floor entitles the purchaser, to the extent that a specified index falls below a predetermined interest rate, to receive payments of interest on a contractually based principal amount from the party selling the interest rate floor.

Swap and swap-related products are specialized OTC instruments and their use involves risks specific to the markets in which they are entered into. A fund will usually enter into interest rate swaps on a net basis, i.e., the two payment streams are netted out, with the fund receiving or paying, as the case may be, only the net amount of the two payments. The net amount of the excess, if any, of a fund's obligations over its entitlements with respect to each interest rate swap will be calculated on a daily basis; and an amount of cash or other liquid assets having an aggregate net asset value of at least equal to the accrued excess will be segregated with the Fund's custodian. If a fund enters into an interest rate swap on other than a net basis, the fund would segregate assets in the full amount accrued on a daily basis of the fund's obligations with respect to the swap. A fund will not enter into any interest rate swap, cap or floor transaction unless the unsecured senior debt or the claims-paying ability of the other party thereto is rated in one of the three highest rating categories of at least one nationally recognized statistical rating organization at the time of entering into such transaction. A fund's Adviser will monitor the creditworthiness of all counterparties on an ongoing basis. If there is a default by the other party to such a transaction, a fund will have contractual remedies pursuant to the agreements related to the transaction.

The swap market has grown substantially in recent years with a large number of banks and investment banking firms acting both as principals and as agents utilizing standardized swap documentation. The Advisers have determined that, as a result, the swap market has become relatively liquid. Caps and floors are more recent innovations for which standardized documentation has not yet been developed and, accordingly, they are less liquid than swaps. To the extent a fund sells (i.e., writes) caps and floors, it will segregate with the custodian cash or other liquid assets having an aggregate NAV at least equal to the full amount, accrued on a daily basis, of the fund's obligations with respect to any caps or floors.

Interest rate swap transactions are subject to limitations set forth in each fund's policies. These transactions may in some instances involve the delivery of securities or other underlying assets by a fund or its counterparty to collateralize obligations under the swap. Under the documentation currently used in those markets, the risk of loss with respect to interest rate swaps is limited to the net amount of the interest payments that a fund is contractually obligated to make. If the other party to an interest rate swap that is not collateralized defaults, a fund would risk the loss of the net amount of the payments that the fund contractually is entitled to receive. A fund may buy and sell (i.e., write) caps and floors without limitation, subject to the segregated account requirement described above.

In addition to the instruments, strategies and risks described in this Statement of Additional Information and in the Prospectus, there may be additional opportunities in connection with options, futures contracts, forward currency contracts, and other hedging techniques, that become available as each fund's Adviser develops new techniques, as regulatory authorities broaden the range of permitted transactions and as new instruments and techniques are developed. An Adviser may use these opportunities to the extent they are consistent with each fund's respective investment objective and are permitted by each fund's respective investment limitations and applicable regulatory requirements.

SUPRANATIONAL AGENCIES

A fund may invest up to 10% of its assets in debt obligations of supranational agencies such as: the International Bank for Reconstruction and Development (commonly referred to as the World Bank), which was chartered to finance development projects in developing member countries; the European Community, which is a twelve-nation organization engaged in cooperative economic activities; the European Coal and Steel Community, which is an economic union of various European nations' steel and coal industries; and the Asian Development Bank, which is an international development bank established to lend funds, promote investment and provide technical assistance to member nations in the Asian and Pacific regions. Debt obligations of supranational agencies are not considered government securities and are not supported, directly or indirectly, by the U.S. Government.

INDEX OPTIONS

In seeking to hedge all or a portion of its investments, a fund may purchase and write put and call options on securities indices listed on U.S. or foreign securities exchanges or traded in the OTC market, which indices include securities held in the funds. The funds with such option writing authority may write only covered options. A fund may also use securities index options as a means of participating in a securities market without making direct purchases of securities.

A securities index measures the movement of a certain group of securities by assigning relative values to the securities included in the index. Options on securities indexes are generally similar to options on specific securities. Unlike options on securities, however, options on securities indices do not involve the delivery of an underlying security; the option in the case of an option on a securities index represents the holder's right to obtain from the writer in cash a fixed multiple of the amount by which the exercise price exceeds (in the case of a call) or is less than (in the case of a put) the closing value of the underlying securities index on the exercise date. A fund may purchase and write put and call options on securities indexes or securities index futures contracts that are traded on a U.S. exchange or board of trade or a foreign exchange, to the extent permitted under rules and interpretations of the CFTC, as a hedge against changes in market conditions and interest rates, and for duration management, and may enter into closing transactions with respect to those options to terminate existing positions. A securities index fluctuates with changes in the market values of the securities included in the index. Securities index options may be based on a broad or narrow market index or on an industry or market segment.

The delivery requirements of options on securities indices differ from options on securities. Unlike a securities option, which contemplates the right to take or make delivery of securities at a specified price, an option on a securities index gives the holder the right to receive a cash "exercise settlement amount" equal to (i) the amount, if any, by which the fixed exercise price of the option exceeds (in the case of a put) or is less than (in the case of a call) the closing value of the underlying index on the date of exercise, multiplied by
(ii) a fixed "index multiplier." Receipt of this cash amount will depend upon the closing level of the securities index upon which the option is based being greater than, in the case of a call, or less than, in the case of a put, the exercise price of the option. The amount of cash received will be equal to the difference between the closing price of the index and the exercise price of the option expressed in dollars times a specified multiple. The writer of the option is obligated, in return for the premium received, to make delivery of this amount. The writer may offset its position in securities index options prior to expiration by entering into a closing transaction on an exchange or it may allow the option to expire unexercised.

The effectiveness of purchasing or writing securities index options as a hedging technique will depend upon the extent to which price movements in the portion of a securities fund being hedged correlate with price movements of the securities index selected. Because the value of an index option depends upon movements in the level of the index rather than the price of a particular security, whether a fund realizes a gain or loss from the purchase of writing of options on an index depends upon movements in the level of prices in the market generally or, in the case of certain indices, in an industry or market segment, rather than movements in the price of a particular security. As a result, successful use by a fund of options on securities indices is subject to the Adviser's ability to predict correctly movements in the direction of the market generally or of a particular industry. This ability contemplates different skills and techniques from those used in predicting changes in the price of individual securities. Securities index options are subject to position and exercise limits and other regulations imposed by the exchange on which they are traded. The ability of a fund to engage in closing purchase transactions with respect to securities index options depends on the existence of a liquid secondary market. Although a fund will generally purchase or write securities index options only if a liquid secondary market for the options purchased or sold appears to exist, no such secondary market may exist, or the market may cease to exist at some future date, for some options. No assurance can be given that a closing purchase transaction can be effected when the Adviser desires that a fund engage in such a transaction.

WEBS AND OTHER INDEX-RELATED SECURITIES

A fund may invest in shares in an investment company whose shares are known as "World Equity Benchmark Shares" ("WEBS"). WEBS have been listed for trading on the American Stock Exchange, Inc. The funds also may invest in the CountryBaskets Index Fund, Inc., or another fund the shares of which are the substantial equivalent of WEBS. A fund may invest in S&P Depositary Receipts("SPDRs"). SPDRs are securities that represent ownership in a long-term unit investment trust that holds a fund of common stocks designed to track the performance of the S&P 500 Index. A fund investing in a SPDR would be entitled to the dividends that accrue to the S&P 500 stocks in the underlying fund, less trust expenses.

SPECIAL INVESTMENT CONSIDERATIONS AND RISKS

The successful use of the investment practices described above with respect to futures contracts, options on futures contracts, forward contracts, options on securities and on foreign currencies, and swaps and swap-related products draws upon skills and experience which are different from those needed to select the other instruments in which the funds invest. Should interest or exchange rates or the prices of securities or financial indices move in an unexpected manner, a fund may not achieve the desired benefits of futures, options, swaps and forwards or may realize losses and thus be in a worse position than if such strategies had not been used. Unlike many exchange-traded futures contracts and options on futures contracts, there are no daily price fluctuation limits with respect to options on currencies, forward contracts and other negotiated or OTC instruments, and adverse market movements could therefore continue to an unlimited extent over a period of time. In addition, the correlation between movements in the price of the securities and currencies hedged or used for cover will not be perfect and could produce unanticipated losses.

A fund's ability to dispose of its positions in the foregoing instruments will depend on the availability of liquid markets in the instruments. Markets in a number of the instruments are relatively new and still developing, and it is impossible to predict the amount of trading interest that may exist in those instruments in the future. Particular risks exist with respect to the use of each of the foregoing instruments and could result in such adverse consequences to a fund as the possible loss of the entire premium paid for an option bought by the fund; the inability of the fund, as the writer of a covered call option, to benefit from the appreciation of the underlying securities above the exercise price of the option; and the possible need to defer closing out positions in certain instruments to avoid adverse tax consequences. As a result, no assurance can be given that a fund will be able to use those instruments effectively for the purposes set forth above.

In connection with certain of its hedging transactions, assets must be segregated with the Fund's custodian bank to ensure that the fund will be able to meet its obligations under these instruments. Assets held in a segregated account generally may not be disposed of for so long as the fund maintains the positions giving rise to the segregation requirement. Segregation of a large percentage of the fund's assets could impede implementation of the fund's investment policies or the fund's ability to meet redemption requests or other current obligations.

ADDITIONAL RISKS OF OPTIONS ON FOREIGN CURRENCIES, FORWARD CONTRACTS AND FOREIGN INSTRUMENTS

Unlike transactions entered into by a fund in futures contracts, options on foreign currencies and forward contracts are not traded on contract markets regulated by the CFTC or (with the exception of certain foreign currency options) by the SEC. To the contrary, such instruments are traded through financial institutions acting as market-makers, although foreign currency options are also traded OTC. In an OTC trading environment, many of the protections afforded to exchange participants will not be available. For example, there are no daily price fluctuation limits, and adverse market movements could therefore continue to an unlimited extent over a period of time. Although the buyer of an option cannot lose more than the amount of the premium plus related transaction costs, this entire amount could be lost. Moreover, an option writer and a buyer or seller of futures or forward contracts could lose amounts substantially in excess of any premium received or initial margin or collateral posted due to the potential additional margin and collateral requirements associated with such positions.

Options on foreign currencies traded on national securities exchanges are within the jurisdiction of the SEC, as are other securities traded on such exchanges. As a result, many of the protections provided to traders on organized exchanges are available with respect to such transactions. In particular, all foreign currency option positions entered into on a national securities exchange are cleared and guaranteed by the OCC, thereby reducing the risk of counterparty default. Further, a liquid secondary market in options traded on a national securities exchange may be more readily available than in the OTC market, potentially permitting a fund to liquidate open positions at a profit prior to exercise or expiration, or to limit losses in the event of adverse market movements.

The purchase and sale of exchange-traded foreign currency options, however, is subject to the risks of the availability of a liquid secondary market described above, as well as the risks regarding adverse market movements, margining of options written, the nature of the foreign currency market, possible intervention by governmental authorities and the effects of other political and economic events. In addition, exchange-traded options on foreign currencies involve certain risks not presented by the OTC market. For example, exercise and settlement of such options must be made exclusively through the OCC, which has established banking relationships in applicable foreign countries for this purpose. As a result, the OCC may, if it determines that foreign government restrictions or taxes would prevent the orderly settlement of foreign currency option exercises, or would result in undue burdens on the OCC or its clearing member, impose special procedures on exercise and settlement, such as technical changes in the mechanics of delivery of currency, the fixing of dollar settlement prices or prohibitions, on exercise.

In addition, options on U.S. Government securities, futures contracts, options on futures contracts, forward contracts and options on foreign currencies may be traded on foreign exchanges and OTC in foreign countries. Such transactions are subject to the risk of governmental actions affecting trading in or the prices of foreign currencies or securities. The value of such positions also could be adversely affected by (i) other complex foreign political and economic factors,
(ii) lesser availability than in the United States of data on which to make trading decisions, (iii) delays in a fund's ability to act upon economic events occurring in foreign markets during nonbusiness hours in the United States, (iv) the imposition of different exercise and settlement terms and procedures and margin requirements than in the United States, and (v) low trading volume.

ILLIQUID AND RESTRICTED/144A SECURITIES

Subject to its investment restrictions, a fund may invest a certain percentage of its net assets in illiquid securities (i.e., securities that are not readily marketable).

In recent years, a large institutional market has developed for certain securities that are not registered under the Securities Act of 1933 ("1933 Act"). Institutional investors generally will not seek to sell these instruments to the general public, but instead will often depend on an efficient institutional market in which such unregistered securities can readily be resold or on an issuer's ability to honor a demand for repayment. Therefore, the fact that there are contractual or legal restrictions on resale to the general public or certain institutions is not dispositive of the liquidity of such investments.

Rule 144A under the 1933 Act established a "safe harbor" from the registration requirements of the 1933 Act for resales of certain securities to qualified institutional buyers. Institutional markets for restricted securities that might develop as a result of Rule 144A could provide both readily ascertainable values for restricted securities and the ability to liquidate an investment in order to satisfy share redemption orders. An insufficient number of qualified institutional buyers interested in purchasing a Rule 144A-eligible security held by a fund could, however, adversely affect the marketability of such fund security and the fund might be unable to dispose of such security promptly or at reasonable prices.

The Fund's Board of Directors has authorized each fund's Adviser to make liquidity determinations with respect to Rule 144A securities in accordance with the guidelines established by the Board of Directors. Under the guidelines, the fund's Adviser will consider the following factors in determining whether a Rule 144A security is liquid: 1) the frequency of trades and quoted prices for the security; 2) the number of dealers willing to purchase or sell the security and the number of other potential purchasers; 3) the willingness of dealers to undertake to make a market in the security; and 4) the nature of the marketplace trades, including the time needed to dispose of the security, the method of soliciting offers and the mechanics of the transfer. The sale of illiquid securities often requires more time and results in higher brokerage charges or dealer discounts and other selling expenses than does the sale of securities eligible for trading on national securities exchanges or in the OTC markets. The fund may be restricted in its ability to sell such securities at a time when a fund's Adviser deems it advisable to do so. In addition, in order to meet redemption requests, a fund may have to sell other assets, rather than such illiquid securities, at a time which is not advantageous.

BANK AND THRIFT OBLIGATIONS

Bank and thrift obligations in which a fund may invest are limited to dollar-denominated certificates of deposit, time deposits and bankers' acceptances issued by bank or thrift institutions. Certificates of deposit are short-term, unsecured, negotiable obligations of commercial banks and thrift institutions. Time deposits are non-negotiable deposits maintained in bank or thrift institutions for specified periods of time at stated interest rates. Bankers' acceptances are negotiable time drafts drawn on commercial banks usually in connection with international transactions.

Bank and thrift obligations in which the fund invests may be, but are not required to be, issued by institutions that are insured by the Federal Deposit Insurance Corporation (the "FDIC"). Bank and thrift institutions organized under federal law are supervised and examined by federal authorities and are required to be insured by the FDIC. Institutions organized under state law are supervised and examined by state banking authorities but are insured by the FDIC only if they so elect. State institutions insured by the FDIC are subject to federal examination and to a substantial body of federal law regulation. As a result of federal and state laws and regulations, federally insured bank and thrift institutions are, among other things, generally required to maintain specified levels of reserves and are subject to other supervision and regulation designed to promote financial soundness.

Obligations of foreign branches of domestic banks and of United Kingdom branches of foreign banks may be general obligations of the parent bank in addition to the issuing branch, or may be limited by the terms of a specific obligation and governmental regulation. Such obligations are subject to different risks than are those of domestic banks or domestic branches of foreign banks. These risks include foreign economic and political developments, foreign governmental restrictions that may adversely affect payment of principal and interest on the obligations, foreign exchange controls and foreign withholding and other taxes on interest income. Foreign branches of domestic banks and United Kingdom branches of foreign banks are not necessarily subject to the same or similar regulatory requirements that apply to domestic banks, such as mandatory reserve requirements, loan limitations and accounting, auditing and financial recordkeeping requirements. In addition, less information may be publicly available about a foreign branch of a domestic bank or about a foreign bank than about a domestic bank. Certificates of deposit issued by wholly owned Canadian subsidiaries of domestic banks are guaranteed as to repayment of principal and interest (but not as to sovereign risk) by the domestic parent bank.

Obligations of domestic branches of foreign banks may be general obligations of the parent bank in addition to the issuing branch, or may be limited by the terms of a specific obligation and by governmental regulation as well as governmental action in the country in which the foreign bank has its head office. A domestic branch of a foreign bank with assets in excess of $1 billion may or may not be subject to reserve requirements imposed by the Federal Reserve System or by the state in which the branch is located if the branch is licensed by that state. In addition, branches licensed by the Comptroller of the Currency and branches licensed by certain states ("State Branches") may or may not be required to: (i) pledge to the regulator, by depositing assets with a designated bank within the state, an amount of its assets equal to 5% of its total liabilities; and (ii) maintain assets within the state in an amount equal to a specified percentage of the aggregate amount of liabilities of the foreign bank payable at or through all of its agencies or branches within the state. The deposits of State Branches may not necessarily be insured by the FDIC.

A fund may purchase obligations, or all or a portion of a package of obligations, of smaller institutions that are federally insured, provided the obligation of any single institution does not exceed the federal insurance coverage of the obligation, presently $100,000.

INVESTMENTS IN THE REAL ESTATE INDUSTRY AND REAL ESTATE INVESTMENT TRUSTS ("REITS")

REITs are pooled investment vehicles that invest primarily in income producing real estate, or real estate related loans or interests. REITs are generally classified as equity REITs, mortgage REITs, or hybrid REITs.

Equity REITs invest the majority of their assets directly in real property and derive income primarily from the collection of rents. Equity REITs can also realize capital gains by selling properties that have appreciated in value. Mortgage REITs invest the majority of their assets in real estate mortgages and derive income from the collection of interest payments. Hybrid REITs invest their assets in both real property and mortgages. REITs are not taxed on income distributed to policyowners provided they comply with several requirements of the Internal Revenue Code of 1986, as amended (the "Code").

RISK FACTORS

Investments in the real estate industry are subject to risks associated with direct investment in real estate. Such risks include, but are not limited to: declining real estate values; risks related to general and local economic conditions; over-building; increased competition for assets in local and regional markets; changes in zoning laws; difficulties in completing construction; changes in real estate value and property taxes; increases in operating expenses or interest rates; changes in neighborhood values or the appeal of properties to tenants; insufficient levels of occupancy; and inadequate rents to cover operating expenses. The performance of securities issued by companies in the real estate industry also may be affected by prudent management of insurance risks, adequacy of financing available in capital markets, competent management, changes in applicable laws and governmental regulations (including taxes) and social and economic trends.

REITs also may subject a fund to certain risks associated with the direct ownership of real estate. As described above, these risks include, among others: possible declines in the value of real estate; possible lack of availability of mortgage funds; extended vacancies of properties; risks related to general and local economic conditions; overbuilding; increases in competition, property taxes and operating expenses; changes in zoning laws; costs resulting from the clean-up of, liability to third parties for damages resulting from, environmental problems, casualty or condemnation losses; uninsured damages from floods, earthquakes or other natural disasters; limitations on and variations in rents; and changes in interest rates.

Investing in REITs involves certain unique risks, in addition to those risks associated with investing in the real estate industry in general. Equity REITs may be affected by changes in the value of the underlying property owned by the REITs, while mortgage REITs may be affected by the quality of any credit extended. REITs are dependent upon management skills, are not diversified, and are subject to heavy cash flow dependency, default by borrowers, self-liquidation and the possibilities of failing to qualify for the exemption from fax for distributed income under the Code. REITs (especially mortgage REITs) are also subject to interest rate risk. (See "Debt Securities and Fixed-Income Investing" below.

VARIABLE RATE MASTER DEMAND NOTES

Variable rate master demand notes are unsecured commercial paper instruments that permit the indebtedness thereunder to vary and provide for periodic adjustment in the interest rate. Because variable rate master demand notes are direct lending arrangements between a fund and the issuer, they are not normally traded.

Although no active secondary market may exist for these notes, a fund may demand payment of principal and accrued interest at any time or may resell the note to a third party. While the notes are not typically rated by credit rating agencies, issuers of variable rate master demand notes must satisfy an Adviser that the ratings are within the two highest ratings of commercial paper.

In addition, when purchasing variable rate master demand notes, an Adviser will consider the earning power, cash flows, and other liquidity ratios of the issuers of the notes and will continuously monitor their financial status and ability to meet payment on demand.

RISK FACTORS

In the event an issuer of a variable rate master demand note defaulted on its payment obligations, a fund might be unable to dispose of the note because of the absence of a secondary market and could, for this or other reasons, suffer a loss to the extent of the default.

PASSIVE FOREIGN INVESTMENT COMPANIES

A fund may purchase the securities of certain foreign investment funds or trusts called passive foreign investment companies. Such trusts have been the only or primary way to invest in certain countries. In addition to bearing their proportionate share of the fund's expenses (management fees and operating expenses), shareholders will also indirectly bear similar expenses of such trusts. Capital gains on the sale of such holdings are considered ordinary income regardless of how long the fund held its investment. In addition, the fund may be subject to corporate income tax and an interest charge on certain dividends and capital gains earned from these investments, regardless of whether such income and gains are distributed to shareholders.

To avoid such tax and interest, the Fund intends to treat these securities as sold on the last day of its fiscal year and recognize any gains for tax purposes at that time; deductions for losses are allowable only to the extent of any gains resulting from these deemed sales for prior taxable years. Such gains and losses will be treated as ordinary income. The Fund will be required to distribute any resulting income even though it has not sold the security and received cash to pay such distributions.

ITEM 13. MANAGEMENT OF THE FUND

MANAGEMENT OF THE FUND

DIRECTORS AND OFFICERS

The Fund is governed by a Board of Directors. Subject to the supervision of the Board of Directors, the assets of each fund are managed by an Adviser and by fund managers. The Board of Directors is responsible for managing the business and affairs of the Fund and oversees the operation of the Fund by its officers. It also reviews the management of the funds' assets by the Adviser.

Information about the Directors and officers of the Fund is as follows:




                                                                                                  NUMBER OF FUNDS
                                              TERM OF OFFICE                                         IN COMPLEX           OTHER
                              POSITION(S)      AND LENGTH OF        PRINCIPAL OCCUPATION OR         OVERSEEN BY      DIRECTOR-SHIPS
       NAME AND AGE          HELD WITH FUND   TIME SERVED(1)     EMPLOYMENT IN THE PAST 5 YEARS       DIRECTOR      HELD BY DIRECTOR
---------------------------- --------------- ------------------ --------------------------------- ----------------- ----------------
Peter R. Brown               Director        May 2002 -         Chairman of the Board, Peter               91              N/A
11180 6th Street East                        Present            Brown Construction Company
Treasure Island, FL 33706                                       (1963 - 2000); Rear Admiral
(DOB 5/10/28)                                                   (Ret.) U.S. Navy Reserve, Civil
                                                                Engineer Corps.  Vice Chairman
                                                                & Director, AEGON/Transamerica
                                                                Series Fund ("ATSF") and
                                                                Transamerica Income Shares,
                                                                Inc. ("TIS"); Vice Chairman and
                                                                Manager, Transamerica
                                                                Occidental Life Insurance
                                                                Company Separate Account Fund B
                                                                ("Fund B"); Vice Chairman and
                                                                Trustee, IDEX Mutual Funds
                                                                ("IDEX").

Larry N. Norman(2)           Director     May 2002 - present    President and Chairman,                    91              N/A
4333 Edgewood Road NE                                           Transamerica Life Insurance
Cedar Rapids, IA                                                Company; Director, AEGON/
52499                                                           Transamerica Fund Advisers,
(DOB 1/8/53)                                                    Inc. ("ATFA"), ATSF, TIS,
                                                                AEGON/Transamerica Investor
                                                                Services, Inc. ("ATIS"), AEGON/
                                                                Transamerica Fund Services,
                                                                Inc. ("ATFS"); Manager, Fund B;
                                                                Trustee, IDEX Mutual Funds.

Brian C. Scott(2)            Director,    May 2002 - present    President and Chief Executive              1               N/A
4333 Edgewood Road NE        Chairman                           Officer, ATSF, Fund B, TIS and
Cedar Rapids, IA 52499       and                                IDEX; Director, President and
(DOB 1/19/44)                President                          CEO, ATFA, ATIS and ATFS;
                                                                Manager, Transamerica
                                                                Investment Management, LLC;
                                                                Chief Marketing Director, AUSA
                                                                Financial Markets.



---------------

(1) Each Director holds office for an indefinite term until the earlier of (1) the next meeting of shareholders at which Directors are elected and until his or her successor is elected and qualified, or (2) a Director resigns or his or term as a Director is terminated in accordance with the applicable Company's by-laws.

(2) Such Director is an "interested person" of the Fund as defined in the 1940 Act and an affiliated person of ATFA, the Fund's Adviser; TIM, the Fund's sub-adviser; ATSF; IDEX, TIS and Fund B, all affiliates of the Fund. Such Director received no compensation directly from the Fund.


OFFICERS*




---------------------------------------------------------------------------------------------------------------------------------
NAME, AGE AND ADDRESS     POSITION HELD                TERM OF OFFICE             PRINCIPAL OCCUPATION(S) OR
                          WITH FUND                                               EMPLOYMENT DURING PAST 5 YEARS
---------------------------------------------------------------------------------------------------------------------------------
John K. Carter            Senior Vice President        From 2002 to present       General Counsel , Sr. Vice President &
(DOB 4/24/61              & Secretary                                             Secretary, IDEX, ATSF, Fund B & TIS; Vice
                                                                                  President & Senior Counsel, Western Reserve
                                                                                  Life Assurance Co. of Ohio ("WRL"); Director,
                                                                                  General Counsel, Sr. Vice President & Secretary,
                                                                                  ATFA, ATIS & ATFS; Vice President, AFSG Securities
                                                                                  Corporation ("AFSG"); Vice President & Counsel
                                                                                  (March 1997-May 1999), Salomon Smith Barney;
                                                                                  Assistant Vice President, Associate Corporate
                                                                                  Counsel & Trust Officer (September 1993-1997),
                                                                                  Franklin Templeton Mutual Funds.

Kim D. Day                Vice President,              From 2003 to present       Vice President, Treasurer & Principal Financial
(DOB 8/2/55)              Treasurer & Principal                                   Officer, IDEX, ATSF, TIS and Fund B; Vice
                          Financial Officer                                       President & Treasurer, ATFS, ATFA & ATIS;
                                                                                  Assistant Vice President, WRL.

Christopher G. Roetzer    Vice President,              From 2002 to present       Vice President, Assistant Treasurer & Principal
(DOB 1/11/63)             Assistant Treasurer &                                   Accounting Officer, IDEX & ATSF; Vice
                          Principal Accounting                                    President & Principal Accounting Officer, TIS &
                          Officer                                                 Fund B; Vice President, ATFS, AFSG & ATIS.



* The business address of each officer is 570 Carillon Parkway, St. Petersburg, FL 33716. No officer of the Fund receives any compensation paid by the Fund.

DIRECTOR OWNERSHIP OF EQUITY SECURITIES

As of December 31, 2002, the Directors did not beneficially own shares of the Fund, or any of the Funds overseen by the Director in the same family of investment companies, except as set forth in the following table:



                                                          AGGREGATE DOLLAR RANGE OF EQUITY SECURITIES IN ALL
                            DOLLAR RANGE OF EQUITY     REGISTERED INVESTMENT COMPANIES OVERSEEN BY DIRECTOR IN
NAME OF DIRECTOR            SECURITIES IN THE FUND                  FAMILY OF INVESTMENT COMPANIES
----------------            ----------------------     -------------------------------------------------------
Peter R. Brown                       N/A                                 $50,001 - $100,000

Larry Norman(1)                      N/A                                      $1-$10,000

Brian C. Scott(1)                    N/A                                    Over $100,000



(1) Such Director is an "interested person" of the Fund as defined in the 1940 Act, as discussed above.

CONFLICTS OF INTEREST

The following table sets forth information about securities owned beneficially or of record by an Independent Director or members of his or her immediate family representing interests in the Adviser or Distributor of the Fund or any person controlling, controlled by or under common control with such persons. For this purpose, "immediate family member" includes the Director's spouse, children residing in the Director's household and dependents of the Director.



                               NAME OF OWNERS AND                                   TITLE OF      VALUE OF      PERCENT
NAME OF DIRECTOR             RELATIONSHIP TO DIRECTOR            COMPANY             CLASS       SECURITIES*    OF CLASS
----------------             ------------------------       -------------------     --------     -----------    --------
Peter R. Brown               Marina D. Brown, spouse        IDEX Mutual Funds**         A        $1-$10,000        0



---------------

*  As of December 31, 2002.

** IDEX is an affiliate of ATFA and AFSG Securities Corp.



                               COMPENSATION TABLE

                                        AGGREGATE        PENSION OR RETIREMENT     ESTIMATED ANNUAL     TOTAL COMPENSATION FROM
                                    COMPENSATION FROM     BENEFITS ACCRUED AS       BENEFITS UPON        FUND AND FUND COMPLEX
NAME OF PERSON, POSITION                  FUND           PART OF FUND EXPENSES        RETIREMENT          PAID TO DIRECTORS*
------------------------            -----------------    ---------------------     ----------------     -----------------------
Peter R. Brown, Director                 $2,000                  $-0-                    N/A                   $105,625



---------------

* The Fund Complex currently consists of the Fund, IDEX, ATSF, TIS and Fund B.

ITEM 14.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

The funds have no shareholders as of the date of this registration statement.

ITEM 15.  INVESTMENT ADVISORY AND OTHER SERVICES

THE INVESTMENT ADVISER

The information that follows supplements the information provided about the Investment Adviser under the caption "Management of the Fund - Investment Adviser" in the Prospectus.

Transamerica Investment Management, LLC, ("TIM"), located at 1150 South Olive Street, Los Angeles, California 90015, serves as investment adviser for the Fund. TIM is a registered investment adviser which is wholly owned by Transamerica Investment Services ("TIS"). TIS's parent was acquired in 1999 by AEGON, N.V., a global financial services firm and one of the world's 100 largest public companies. TIM is an affiliate of the Fund. In selecting TIM as investment adviser for the Fund, the Board considered the reputation of TIM in the industry and its investment experience. It evaluated the affiliation between TIM and the

Fund and determined that there was no conflict of interest, and that the proposed fees were fair and reasonable when compared to industry peers.


The Investment Advisory Agreement was approved by the Fund's Board of Directors, including its "disinterested Director" of the Fund (as defined in the 1940 Act) on or about May 15, 2002, and by the shareholders of each fund of the Fund on or about May 17, 2002. The Investment Advisory Agreement provides that it will continue in effect from year to year thereafter, if approved annually (a) by the Board of Directors of the Fund or by a majority of the outstanding shares of each fund, and (b) by a majority of the Directors who are not parties to such contract or "interested persons" of any such party. The Investment Advisory Agreement may be terminated without penalty upon 60 days' written notice at the option of either party or by the vote of the shareholders of each fund and terminates automatically in the event of its assignment (within the meaning of the 1940 Act).

While the Adviser is at all times subject to the direction of the Board of Directors of the Fund, the Investment Advisory Agreement provides that the Adviser, subject to review by the Board of Directors, is responsible for the actual management of the Fund and has responsibility for making decisions to buy, sell or hold any particular security. The Adviser also is obligated to provide all the office space, facilities, equipment and personnel necessary to perform its duties under the Investment Advisory Agreement.

AEGON/Transamerica Fund Advisers, Inc. ("ATFA"), located at 570 Carillon Parkway, St. Petersburg, Florida 33716, serves as administrator to the Fund. ATFA and the Fund are affiliates.


For the fiscal period ended December 31, 2002, the Fund paid $575,780 in advisory fees.


PAYMENT OF EXPENSES. Under the terms of the Investment Advisory Agreement, the Adviser is responsible for providing investment advisory services and furnishing office space for officers and employees of the Adviser connected with investment management of the funds.

EACH FUND PAYS: all expenses incurred in connection with the formation and organization of a fund, including the preparation (and filing, when necessary) of the fund's contracts, plans, and documents, conducting meetings of organizers, directors and shareholders; preparing and filing the post-effective amendment to the Fund's registration statement effecting registration of a fund and its shares under the 1940 Act and all other matters relating to the information and organization of a fund and the preparation for offering its shares; expenses in connection with ongoing registration or qualification requirements under federal and state securities laws; investment advisory fees; pricing costs (including the daily calculations of NAV); brokerage commissions and all other expenses in connection with execution of fund transactions, including interest; all federal, state and local taxes (including stamp, excise, income and franchise taxes) and the preparation and filing of all returns and reports in connection therewith; any compensation, fees, or reimbursements which the Fund pays to its Directors who are not "interested persons," as that phrase is defined in the 1940 Act, of the Fund or ATFA; compensation of the Fund's custodian, administrative and transfer agent, registrar and dividend disbursing agent; legal, accounting and printing expenses; other administrative, clerical, recordkeeping and bookkeeping expenses; auditing fees; certain insurance premiums; services for shareholders (including allocable telephone and personnel expenses); expenses of local representation in Maryland; expenses of shareholders meetings and of preparing, printing, and distributing notices, proxy statements and reports to shareholders; expenses of preparing and filing reports with federal and state regulatory authorities.

ADMINISTRATIVE SERVICES

The Fund entered into an Administrative Services Agreement with ATFA, located at 570 Carillon Parkway, St. Petersburg, Florida 33716, an affiliate of the Fund, to furnish the Fund with administrative services to assist the Fund in carrying out certain of its functions and operations. These services are subject to review by the Board of Directors.


For the fiscal period ended December 31, 2002, the Fund paid $3,135 in administrative services fees.

TRANSFER AGENCY SERVICES


The Administrator, on behalf of the Fund, has entered into a Transfer Agency Agreement with AEGON/Transamerica Fund Services, Inc. ("ATFS"), located at 570 Carillon Parkway, St. Petersburg, Florida 33716, an affiliate of ATFA and the Fund, to furnish the Fund with certain of its functions and operations. Under this Agreement, ATFS shall furnish to each fund, subject to the overall supervision of the Fund's Board, transfer agency services. ATFS is reimbursed by the Fund monthly on a cost-incurred basis.


For the fiscal period ended December 31, 2002, the Fund paid $-0- in transfer agency fees.

PORTFOLIO EXPENSES PAID BY INVESTMENT ADVISER


TIM has voluntarily undertaken, until at least April 30, 2004, to pay expenses on behalf of Transamerica Mid Cap Index to the extent normal operating expenses (including investment advisory fees but excluding interest, taxes, brokerage fees, commissions, and extraordinary charges) exceed, as a percentage of the portfolio's average daily net assets, 0.499%. For the fiscal period ended December 31, 2002, the investment adviser paid $65,834 of expenses on behalf of the portfolio.


CUSTODIAN

Investors Bank & Trust Company ("IBT"), located at 200 Clarendon Street, 16th Floor, Boston, Massachusetts 02116, serves as the Fund's Custodian and Dividend Disbursing Agent. IBT provides comprehensive asset administrative services to the Fund and other members of the financial industry which include: multi-currency accounting; institutional transfer agency services; domestic and global custody; performance measures; foreign exchange; and securities lending and mutual fund administrative services.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


PricewaterhouseCoopers, LLP, located at 101 E. Kennedy Blvd., Suite 1500, Tampa, Florida 33602-5147, serves as the independent certified public accountant for the Fund.


ITEM 16. BROKERAGE ALLOCATION AND OTHER PRACTICES

PLACEMENT OF FUND BROKERAGE

Subject to policies established by the Board of Directors of the Fund, the fund's Adviser is primarily responsible for placement of a fund's securities transactions. In placing orders, it is the policy of a fund to obtain the most favorable net results, taking into account various factors, including price, dealer spread or commissions, if any, size of the transaction and difficulty of execution. While the Adviser generally will seek reasonably competitive spreads or commissions, a fund will not necessarily be paying the lowest spread or commission available. A fund does not have any obligation to deal with any broker, dealer or group of brokers or dealers in the execution of transactions in fund securities.

In selecting brokers and in negotiating commissions, the Adviser considers such factors as: the broker's reliability; the quality of its execution services on a continuing basis; the financial condition of the firm; and research products and services provided, which include: (i) furnishing advice, either directly or through publications or writings, as to the value of securities, the advisability of purchasing or selling specific securities and the availability of securities or purchasers or sellers of securities and (ii) furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends and fund strategy and products and other services (such as third party publications, reports and analyses, and computer and electronic access, equipment, software, information and accessories) that assist each Adviser in carrying out its responsibilities.

Supplemental research obtained through brokers or dealers will be in addition to, and not in lieu of, the services required to be performed by a Adviser. The expenses of an Adviser will not necessarily be reduced as a result of the receipt of such supplemental information. An Adviser may use such research products and services in servicing other accounts in addition to the respective fund. If an Adviser determines that any research product or service has a mixed use, such that it also serves functions that do not assist in the investment decision-making process, the Adviser will allocate the costs of such service or product accordingly. The portion of the product or service that an Adviser determines will assist it in the investment decision-making process may be paid for in brokerage commission dollars. Such allocation may create a conflict of interest for the Adviser. Conversely, such supplemental information obtained by the placement of business for an Adviser will be considered by and may be useful to the Adviser in carrying out its obligations to a fund.

When a fund purchases or sells a security in the OTC market, the transaction takes place directly with a principal market-maker, without the use of a broker, except in those circumstances where, in the opinion of the Adviser, better prices and executions are likely to be achieved through the use of a broker.

Securities held by a fund may also be held by other separate accounts, mutual funds or other accounts for which the Adviser serves as an adviser, or held by the Adviser for its own accounts. Because of different investment objectives or other factors, a particular security may be bought by the Adviser for one or more clients when one or more clients are selling the same security. If purchases or sales of securities for a fund or other entities for which they act as adviser or for their advisory clients arise for consideration at or about the same time, transactions in such securities will be made, insofar as feasible, for the respective entities and clients in a manner deemed equitable to all. To the extent that transactions on behalf of more than one client of the Adviser during the same period may increase the demand for securities being purchased or the supply of securities being sold, there may be an adverse effect on price.

On occasions when the Adviser deems the purchase or sale of a security to be in the best interests of a fund as well as other accounts or companies, it may to the extent permitted by applicable laws and regulations, but will not be obligated to, aggregate the securities to be sold or purchased for the fund with those to be sold or purchased for such other accounts or companies in order to obtain favorable execution and lower brokerage commissions. In that event, allocation of the securities purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to the fund and to such other accounts or companies. In some cases this procedure may adversely affect the size of the position obtainable for a fund.

The Board of Directors of the Fund periodically reviews the brokerage placement practices of the Adviser on behalf of the funds, and reviews the prices and commissions, if any, paid by the funds to determine if they were reasonable.

The Board of Directors of the Fund has authorized the Adviser to consider sales of the policies and contracts by a broker-dealer as a factor in the selection of broker-dealers to execute fund transactions. In addition, the Adviser may occasionally place fund business with affiliated brokers of the Adviser.

As stated above, any such placement of fund business will be subject to the ability of the broker-dealer to provide best execution and to the Conduct Rules of the National Association of Securities Dealers, Inc.

ITEM 17. CAPITAL STOCK AND OTHER SECURITIES

Under the Fund's Articles of Incorporation, the Board is authorized to issue beneficial interests in the funds. Investments in the funds have no preference, preemptive, conversion or similar rights and are fully paid and are non-assessable, except as set forth below. Each investor in a fund is entitled to vote in proportion to the amount of his or her investment therein. Investors in a fund will all vote together in certain circumstances. One or more funds could control the outcome. Investors do not have cumulative voting rights; and investors holding more than 50% of the aggregate interests in the Fund or a fund, as the case may be, will control the outcome. The Fund is not required to hold annual meetings.

The Fund, with respect to a fund, may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by the Board. A fund may be terminated (1) upon liquidation and distribution of its assets, if approved by a vote of the majority of a fund's outstanding voting securities (as defined in the 1940 Act) or (2) by the Board on written notice to a fund's investors. Upon liquidation or dissolution of any fund, the investors therein would be entitled to share pro rata in its net assets available for distribution to investors.

The Fund is organized as a corporation under Maryland laws. The Fund's interest holders are not personally liable for obligations of the Fund under Maryland law.

ITEM 18. PURCHASE, REDEMPTION AND PRICING OF SHARES

Interests in each fund are issued solely in private placement transactions that do not involve any "public offering" within the meaning of section 4(2) of the 1933 Act. All investments in the funds are made and withdrawn at the NAV next determined after an order is received by the Fund. NAV per share is calculated by dividing the aggregate value of a fund's assets less all liabilities by the number of shares of a fund outstanding.

NET ASSET VALUATION

As stated in the prospectus, the NAV of the funds' shares is ordinarily determined, once daily, as of the close of the regular session of business on the New York Stock Exchange ("Exchange") (usually 4:00 p.m., Eastern Time) on each day the Exchange is open. (Currently the Exchange is closed on New Year's Day, Martin Luther King's Birthday, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.) The per share NAV of a fund is determined by dividing the total value of the securities and other assets, less liabilities, by the total number of shares outstanding. In determining NAV, securities listed on the national securities exchanges and traded on the NASDAQ National Market are valued at the closing prices on such markets; or if such a price is lacking for the trading period immediately preceding the time of determination, such securities are valued at their current bid price. Foreign securities and currencies are converted to U.S. dollars using the exchange rate in effect at the close of the Exchange. Other securities for which quotations are not readily available are valued at fair values as determined in good faith by a fund's Investment Adviser under the supervision of the Fund's Board of Directors. Money market instruments maturing in 60 days or less are valued on the amortized-cost basis. Values of gold bullion held by a fund are based upon daily quotes provided by banks or brokers dealing in such commodities.

ITEM 19. TAXATION OF THE FUND

Each fund will be classified for federal tax purposes as a partnership that will not be a "publicly traded partnership." As a result, each fund will not be subject to federal income tax; instead, each investor in a fund will be required to take into account in determining its federal income tax liability its share of the fund's income, gains, losses, deductions, and credits, without regard to whether it has received any cash distributions from such fund. A fund also will not be subject to Maryland income or franchise tax.

Each investor in a fund will be deemed to own a proportionate share of the fund's assets, and to earn a proportionate share of the fund's income, for, among other things, purposes of determining whether the investor satisfies the requirements to qualify as a regulated investment company ("RIC"). Accordingly, each fund intends to conduct its operations so that its investors that intend to qualify as RICs ("RIC investors") will be able to satisfy those requirements.

Distributions to an investor from a fund (whether pursuant to a partial or complete withdrawal or otherwise) will not result in the investor's recognition of any gain or loss for federal income tax purposes, except that (1) gain will recognized to the extent any cash that is distributed exceeds the investor's basis for its interest in the fund before the distribution, (2) income or gain will be recognized for distribution in its liquidation of the investor's entire interest in the fund and includes a disproportionate share of any unrealized receivables held by the fund, (3) loss will be recognized if a liquidation distribution consists solely of cash and/or unrealized receivables, and (4) gain or loss may be recognized on a distribution to an investor that contributed property to a fund. An investor's interest in a fund generally will equal the amount of cash and the basis of any property it invests in a fund, increased by the investor's share of the fund's net income and gains and decreased by (a) the amount of cash and the basis of any property a fund distributes to the investor and (b) the investor's share of a fund's loss.

Dividends and interest received by a fund may be subject to income, withholding, or other taxes imposed by foreign countries and U.S. possessions ("foreign taxes") that would reduce the yield on its securities. Tax conventions between certain countries and the United States may reduce or eliminate these foreign taxes, however, and many foreign countries do not impose taxes on capital gains in respect of investments by foreign investors. If more than 50% of the value of a RIC investor's total assets (taking into account its proportionate share of the fund's assets) at the close of any taxable year consists of securities of foreign corporations, the RIC investor will be eligible to, and may, file an election with the Internal Revenue Service that will enable its shareholders, in effect, to receive the benefit of the foreign tax credit with respect to its proportionate share of any foreign taxes paid by a fund (RIC investor's foreign taxes). Pursuant to that election, the RIC investor would treat its foreign taxes as dividends paid to its shareholders, and each shareholder would be required to (1) include in gross income, and treat as paid by him, his proportionate share of the RIC investor's foreign taxes, (2) treat his share of those taxes and any other dividend paid by the RIC investor as that represents its proportionate share of the fund's income from foreign or U.S. possessions sources as his own income from those sources, and (3) either deduct the taxes deemed payable by him in computing his taxable income or, alternately, use the foregoing information in calculating the foreign tax credit against his federal income tax.

A fund may invest in the stocks of "passive foreign investment companies" ("PFICs"). A PFIC is a foreign corporation that, in general meets either of the following tests: (1) at least 75% of its gross income is passive or (2) an average of at least 50% of its assets produce, or are held for the production of, passive income. Under certain circumstances, a RIC investor will be subject to federal income tax on its proportionate share of a part of any "excess distribution" received by a fund on the stock of a PFIC or of any gain on the fund's disposition of the stock (collectively, "PFIC income"), plus interest thereon, even if the RIC investor distributes its shares of the PFIC income as a taxable dividend to its shareholders. The balance of the RIC investor's share of the PFIC income will be included in its investment company taxable income and, accordingly, will not be taxable to it to the extent that income is distributed to its shareholders.

If a fund invests in a PFIC and elects to treat the PFIC as a "qualified electing fund," then in lieu of the foregoing tax and interest obligation, a RIC investor would be required to include in income each year its proportionate shares of the fund's pro rata share of the qualified electing fund's annual ordinary earnings and net capital gain (the excess of net long-term capital gain over net short-term capital loss) - which probably would have to be distributed by the RIC investor to satisfy certain distribution requirements - even if the RIC investor's share of those earnings and gain were not received by it. In most instances, it would be very difficult, if not impossible, to make this election because of certain requirements thereof.

Pursuant to proposed regulations, open-end RIC investors would be entitled to elect that their stocks be "marked-to-market" in certain PFICs. "Marking-to-market," in this context, means recognizing as gain for each taxable year, the excess, as of the end of that year, of the fair market value of each such PFIC's stock over the adjusted basis in that stock (including mark-to-market gain for each prior year for which an election was in effect).

Gains or losses (1) from the disposition of foreign currencies, (2) on the disposition of a debt security denominated in a foreign currency that are attributable to fluctuations in the value of the foreign currency between the date of acquisition of the security and the date of disposition, and (3) that are attributable to fluctuations in exchange rates that occur between the time the fund accrues interest, dividends, or other receivables or accrues expenses or other liabilities denominated in a foreign currency and the time it actually collects the receivable or pays the liabilities, generally are treated as ordinary income or loss. These gains or losses, referred to under the Code as "section 988" gains or losses, may increase or decrease the amount of investment company taxable income available to a RIC investor for distribution to its shareholders.

A fund's use of hedging strategies, such as entering into forward contracts, involves complex rules that will determine for income tax purposes the character and timing of recognition of the gains and losses it realizes in connection therewith. Gains from the disposition of foreign currencies (except certain gains that may be excluded from foreign regulations), and gains from forward contracts derived from a fund with respect to its business of investing in securities of foreign currencies, will qualify as permissible income for its RIC investors under the requirements that at least 90% of a RIC's gross income each taxable year consists of specified types of income. However, income from the disposition of foreign currencies and forward contracts thereon will be subject to the requirements applicable to its RIC investors that less than 30% of a RIC's gross income each taxable year consist of specified types of income. However, income from the disposition of foreign currencies and forward contracts thereon will be subject to the requirement applicable to its RIC investors that less than 30% of a RIC's gross income such taxable year consist of certain short-term gains if they are held for less than three months and are not directly related to the fund's principal business of investing in securities (or options and futures with respect thereof).

ITEM 20. UNDERWRITERS


The Fund has not retained the services of a principal underwriter or distributor, as interests in the funds will be offered solely in private placement transactions. Investment companies, insurance company separate accounts, common and co-mingled trust funds, other collective investment vehicles and similar organizations and entities may continuously invest in the funds.


ITEM 21.  CALCULATION OF PERFORMANCE DATA

Not applicable.

ITEM 22.  FINANCIAL STATEMENTS

The unaudited financial statements of the funds, including notes thereto, are incorporated by reference from the Fund's Annual Report dated December 31, 2002.

                                   APPENDIX A

DESCRIPTION OF FUND SECURITIES

The following is intended only as a supplement to the information contained in the Prospectus and should be read only in conjunction with the Prospectus. Terms defined in the Prospectus and not defined herein have the same meanings as those in the Prospectus.

1. CERTIFICATE OF DEPOSIT.* A certificate of deposit generally is a short-term, interest-bearing, negotiable certificate issued by a commercial bank or savings and loan association against funds deposited in the issuing institution.

2. EURODOLLAR CERTIFICATE OF DEPOSIT. A Eurodollar certificate of deposit is a short-term obligation of a foreign subsidiary of a U.S. bank payable in U.S. dollars.

3. FLOATING RATE NOTE. A floating rate note is debt issued by a corporation or commercial bank that is typically several years in term but whose interest rate is reset every one to six months.

4. INVERSE FLOATING RATE SECURITIES. Inverse floating rate securities are similar to floating rate securities except that their coupon payments vary inversely with an underlying index by use of a formula. Inverse floating rate securities tend to exhibit greater price volatility than other floating rate securities.

5. FLOATING RATE OBLIGATIONS. Floating rate obligations generally exhibit a low price volatility for a given stated maturity or average life because their coupons adjust with changes in interest rates.

6. TIME DEPOSIT. A time deposit is a deposit in a commercial bank for a specified period of time at a fixed interest rate for which a negotiable certificate is not received.

7. BANKERS' ACCEPTANCE.* A bankers' acceptance is a time draft drawn on a commercial bank by a borrower, usually in connection with international commercial transactions (to finance the import, export, transfer or storage of goods). The borrower is liable for payment as well as the bank, which unconditionally guarantees to pay the draft at its face amount on the maturity date. Most acceptances have maturities of six months or less and are traded in secondary markets prior to maturity.

8. VARIABLE AMOUNT MASTER DEMAND NOTE. A variable amount master demand note is a note that fixes a minimum and maximum amount of credit and provides for lending and repayment within those limits at the discretion of the lender.

Before investing in any variable amount master demand notes, a fund will consider the liquidity of the issuer through periodic credit analysis based upon publicly available information.

9. PREFERRED STOCKS. Preferred stocks are securities which represent an ownership interest in a corporation and which give the owner a prior claim over common stock on the corporation's earnings and assets. Preferred stock generally pays quarterly dividends. Preferred stocks may differ in many of their provisions. Among the features that differentiate preferred stock from one another are the dividend rights, which may be cumulative or non-cumulative and participating or non-participating, redemption provisions, and voting rights.

Such features will establish the income return and may affect the prospects for capital appreciation or risks of capital loss.

10. CONVERTIBLE SECURITIES. A fund may invest in debt securities convertible into or exchangeable for equity securities, or debt securities that carry with them the right to acquire equity securities, as evidenced by warrants attached to such securities or acquired as part of units of the securities. Such securities normally pay less current income than securities into which they are convertible, and the concomitant risk of loss from declines in those values.

11. COMMERCIAL PAPER.* Commercial paper is a short-term promissory note issued by a corporation primarily to finance short-term credit needs.

12. REPURCHASE AGREEMENT.* A repurchase agreement is an instrument under which a fund acquires ownership of a debt security and the seller agrees to repurchase the obligation at a mutually agreed upon time and price. The total amount received on repurchase is calculated to exceed the price paid by the fund, reflecting an agreed upon market rate of interest for the period from the time of a fund's purchase of the security to the settlement date (i.e., the time of repurchase), and would not necessarily relate to the interest rate on the underlying securities. A fund will only enter into repurchase agreements with underlying securities consisting of U.S. Government or government agency securities.

* SHORT-TERM SECURITIES. Certificates of deposit, commercial paper or bankers' acceptances, and will be entered only with primary dealers. While a fund may invest in repurchase agreements for periods up to 30 days, it is expected that typically such periods will be for a week or less. The staff of the SEC has taken the position that repurchase agreements of greater than seven days together with other illiquid investments should be limited to an amount not in excess of 15% of a fund's net assets.

Although repurchase transactions usually do not impose market risks on the purchaser, a fund would be subject to the risk of loss if the seller fails to repurchase the securities for any reason and the value of the securities is less than the agreed upon repurchase price. In addition, if the seller defaults, a fund may incur disposition costs in connection with liquidating the securities. Moreover, if the seller is insolvent and bankruptcy proceedings are commenced, under current law, a fund could be ordered by a court not to liquidate the securities for an indeterminate period of time and the amount realized by a fund upon liquidation of the securities may be limited.

13. REVERSE REPURCHASE AGREEMENT. A reverse repurchase agreement involves the sale of securities held by a fund, with an agreement to repurchase the securities at an agreed upon price, date and interest payment. A fund will use the proceeds of the reverse repurchase agreements to purchase other money market securities maturing, or under an agreement to resell, at a date simultaneous with or prior to the expiration of the reverse repurchase agreement. A fund will utilize reverse repurchase agreements when the interest income to be earned from the investment of the proceeds from the transaction is greater than the interest expense of the reverse repurchase transactions.

14. ASSET-BACKED SECURITIES. A fund may invest in securities backed by automobile receivables and credit card receivables and other securities backed by other types of receivables or other assets. Credit support for asset-backed securities may be based on the underlying assets and/or provided through credit enhancements by a third party. Credit enhancement techniques include letters of credit, insurance bonds, limited guarantees (which are generally provided by the issuer), senior-subordinated structures and over-collateralization. A fund will only purchase an asset-backed security if it is rated at least "A" by S&P or Moody's.

15. MORTGAGE-BACKED SECURITIES. A fund may purchase mortgage-backed securities issued by government and non-government entities such as banks, mortgage lenders, or other financial institutions. Mortgage-backed securities include mortgage pass-through securities, mortgage-backed bonds, and mortgage pay-through securities. A mortgage pass-through security is a pro-rata interest in a pool of mortgages where the cash flow generated from the mortgage collateral is passed through to the security holder. Mortgage-backed bonds are general obligations of their issuers, payable out of the issuers' general funds and additionally secured by a first lien on a pool of mortgages. Mortgage pay-through securities exhibit characteristics of both pass-through and mortgage-backed bonds. Mortgage-backed securities also include other debt obligations secured by mortgages on commercial real estate or residential properties. Other types of mortgage-backed securities will likely be developed in the future, and a fund may invest in them if it is determined they are consistent with the fund's investment objective and policies.

16. COLLATERALIZED MORTGAGE OBLIGATIONS. ("CMOs") are pay-through securities collateralized by mortgages or mortgage-backed securities. CMOs are issued in classes and series that have different maturities and interest rates.

17. STRIPPED MORTGAGE-BACKED SECURITIES. Stripped mortgage-backed securities are created when the principal and interest payments of a mortgage-backed security are separated by an U.S. Government agency or a financial institution. The holder of the "principal-only" security receives the principal payments made by the underlying mortgage-backed security, while the holder of the "interest-only" security receives interest payments from the same underlying security.

The value of mortgage-backed securities may change due to changes in the market's perception of issuers. In addition, the mortgage securities market in general may be adversely affected by regulatory or tax changes. Non-governmental mortgage-backed securities may offer a higher yield than those issued by government entities but also may be subject to greater price change than government securities.

Like most mortgage securities, mortgage-backed securities are subject to prepayment risk. When prepayment occurs, unscheduled or early payments are made on the underlying mortgages, which may shorten the effective maturities of those securities and may lower their total return. Furthermore, the prices of stripped mortgage-backed securities can be significantly affected by changes in interest rates as well. As interest rates fall, prepayment rates tend to increase, which in turn tends to reduce prices of "interest-only" securities and increase prices of "principal-only" securities.

Rising interest rates can have the opposite effect.

18. FINANCING CORPORATION SECURITIES. ("FICOs") are debt obligations issued by the Financing Corporation. The Financing Corporation was originally created to recapitalize the Federal Savings and Loan Insurance Corporation ("FSLIC") and now functions as a financing vehicle for the FSLIC Resolution Fund, which received substantially all of FSLIC's assets and liabilities.

19. U.S. GOVERNMENT SECURITIES. U.S. Government securities are securities issued by or guaranteed by the U.S. Government or its agencies or instrumentalities. U.S. Government securities have varying degrees of government backing. They may be backed by the credit of the U.S. Government as a whole or only by the issuing agency or instrumentality. For example, securities issued by the Financing Corporation are supported only by the credit of the Financing Corporation, and not by the U.S. Government. Securities issued by the Federal Home Loan Banks and the Federal National Mortgage Association ("FNMA") are supported by the agency's right to borrow money from the U.S. Treasury under certain circumstances. U.S. Treasury bonds, notes, and bills, and some agency securities, such as those issued by the Government National Mortgage Association ("GNMA"), are backed by the full faith and credit of the U.S. Government as to payment of principal and interest and are the highest quality U.S. Government securities. Each fund, and its share price and yield, are not guaranteed by the U.S. Government.

20. ZERO COUPON BONDS. Zero coupon bonds are created three ways: 1) U.S. TREASURY STRIPS (Separate Trading of Registered Interest and Principal of Securities) are created when the coupon payments and the principal payment are stripped from an outstanding Treasury bond by the Federal Reserve Bank. Bonds issued by the Resolution Funding Corporation ("REFCORP") and the Financial Corporation ("FICO") also can be stripped in this fashion. 2) STRIPS are created when a dealer deposits a Treasury Security or a federal agency security with a custodian for safe keeping and then sells the coupon payments and principal payment that will be generated by this security separately. Proprietary receipts, such as Certificates of Accrual on Treasury Securities ("CATS"), Treasury Investment Growth Receipts ("TIGRs"), and generic Treasury Receipts ("TRs"), are stripped U.S. Treasury securities separated into their component parts through custodial arrangements established by their broker sponsors. FICO bonds have been stripped in this fashion. The funds have been advised that the staff of the Division of Investment Management of the SEC does not consider such privately stripped obligations to be U.S. Government securities, as defined by the 1940 Act. Therefore, the funds will not treat such obligations as U.S. Government securities for purposes of the 65% fund composition ratio. 3) ZERO COUPON BONDS can be issued directly by federal agencies and instrumentalities, or by corporations. Such issues of zero coupon bonds are originated in the form of a zero coupon bond and are not created by stripping an outstanding bond.

Zero coupon bonds do not make regular interest payments. Instead they are sold at a deep discount from their face value. Because a zero coupon bond does not pay current income, its price can be very volatile when interest rates change. In calculating its dividends, the Fund takes into account as income a portion of the difference between zero coupon bond's purchase price and its face value.

21. BOND WARRANTS. A warrant is a type of security that entitles the holder to buy a proportionate amount of a bond at a specified price, usually higher than the market price at the time of issuance, for a period of years or to perpetuity. Warrants generally trade in the open market and may be sold rather than exercised.

22. OBLIGATIONS OF SUPRANATIONAL ENTITIES. Obligations of supranational entities include those of international organizations designated or supported by governmental entities to promote economic reconstruction or development and of international banking institutions and related government agencies. Examples include the International Bank for Reconstruction and Development (the World
Bank), the European Coal and Steel Community, the Asian Development Bank and the Inter-American Development Bank. The governmental members, or "stockholders," usually make initial capital contributions to the supranational entity and in many cases are committed to make additional capital contributions if the supranational entity is unable to repay its borrowings. Each supranational entity's lending activities are limited to a percentage of its total capital (including "callable capital" contributed by members at the entity's call), reserves and net income. There is no assurance that foreign governments will be able or willing to honor their commitments.

23. EQUIPMENT LEASE AND TRUST CERTIFICATES. A fund may invest in equipment lease and trust certificates, which are debt securities that are secured by direct or indirect interest in specified equipment or equipment leases (including, but not limited to, railroad rolling stock, planes, trucking or shipping fleets, or other personal property).

24. TRADE CLAIMS. Trade claims are interests in amounts owed to suppliers of goods or services and are purchased from creditors of companies in financial difficulty.

                                     PART C
                                OTHER INFORMATION


ITEM 23.  EXHIBITS

         a.       Articles of Incorporation

         b.       By-laws

         c.       Not applicable

         d. Investment Advisory Agreement between Transamerica Index Funds, Inc. (the "Fund") and Transamerica Investment Management, LLC ("TIM")

         e.       Not applicable

         f.       Not applicable

         g.       Custody Agreement between IBT and the Fund

         h. (1) Transfer Agency Agreement between ATFA and ATFS; and (2) Administrative Services Agreement between TIM and ATFA

         i.       Not applicable

         j.       Consent of Independent Certified Public Accountants

         k.       Not applicable

         l.       Not applicable

         m.       Not applicable

         n.       Not applicable

         o.       Not applicable

         p.       Code of Ethics


ITEM 24. PERSON CONTROLLED BY OR UNDER COMMON CONTROL WITH THE FUND

         None.

ITEM 25. INDEMNIFICATION

         The Fund will hold a directors' and officers' or error and omissions insurance policy. Additionally, the Fund's directors and officers are insured under the Fund's fidelity bond purchased pursuant to Rule 17g-1 under the Investment Company Act of 1940, as amended (the "Act").

         The general effect of Article 6 of the Registrant's by-laws is to indemnify existing or former directors and officers of the Fund to the fullest extent permitted by lay against liability and expenses. There is no indemnification if, among other things, any such person is adjudicated liable to the Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his officer. This description is modified in its entirety by the provisions of Article 6 of the Registrant's by-laws as incorporated by reference herein by reference.


ITEM 26. BUSINESS AND OTHER CONNECTIONS OF THE INVESTMENT ADVISER

         Transamerica Investment Management, LLC ("TIM"), 1150 South Olive Street, Suite 2700, Los Angeles, CA 90015, serves as adviser to the Fund. TIM is an affiliate of the Fund. The officers are: Patrick S. Baird, Manager, and President and CEO of AEGON, USA; John R. Kenney, Manager and Chairman, Director and Co-Chief Executive Officer of Great Companies, L.L.C.; Larry N. Norman, Manager, and Executive Vice President and Chief Operating Officer of AEGON USA, Inc.; John C. Riazzi, Manager and Chief Executive Officer; Gary U. Rolle, Manager, President and Chief Investment Officer; Brian C. Scott, Manager and Director, President and Chief Executive Officer of AEGON/Transamerica Fund Advisers, Inc.; Ann Marie Swanson, Vice President, Chief Compliance Officer and Secretary; and Jeffrey S. Van Harte, Manager, Senior Vice President and Head of Equities.

ITEM 27. PRINCIPAL UNDERWRITER

         Not applicable.

ITEM 28. LOCATION OF ACCOUNTS AND RECORDS

         The accounts, books and other documents required to be maintained by Registrant pursuant to Section 31(a) of the Investment Company Act of 1940, as amended, and rules promulgated thereunder are in the possession of AEGON/Transamerica Fund Advisers, Inc. located at 570 Carillon Parkway, St. Petersburg. Florida 33716, or at the offices of the Fund's custodian, Investors Bank & Trust Company, 200 Clarendon Street, 16th Floor, Boston, MA 02111.

ITEM 29. MANAGEMENT SERVICES

         Not applicable.

ITEM 30. UNDERTAKINGS

         Not applicable.

                                   SIGNATURES


Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of St. Petersburg and the State of Florida on the 30th day of April, 2003.


                                    TRANSAMERICA INDEX FUNDS, INC.



                                    By: /s/ John K. Carter
                                       -----------------------------------
                                       John K. Carter
                                       Senior Vice President and Secretary

                                  EXHIBIT INDEX

                                     PART C
                                OTHER INFORMATION


ITEM 23. EXHIBITS

         a.       Supplementary to Articles of Incorporation

         b.       b. By-laws

         d. Investment Advisory Agreement between Transamerica Index Funds, Inc. (the "Fund") and Transamerica Investment Management, LLC ("TIM")

         g.       Custody Agreement between IBT and the Fund

         h.       (1) Transfer Agency Agreement between ATFA and ATFS; and
                  (2) Administrative Services Agreement between TIM and ATFA

         j.       Opinion of PricewaterhouseCoopers LLP

         q.       Code of Ethics



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